AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ------------, 2005

                                                   REGISTRATION NO. 333-------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HENNESSY ADVISORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CALIFORNIA                   6282                        (I.R.S.
      (STATE OR OTHER          (PRIMARY STANDARD         EMPLOYER IDENTIFICATION
      JURISDICTION OF      INDUSTRIAL CLASSIFICATION            68-NO.)227
     INCORPORATION OR            CODE NUMBER)
       ORGANIZATION)

                          750 GRANT AVENUE, SUITE 100
                           NOVATO, CALIFORNIA 94945
                                (415) 899-1555
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES.)

                               NEIL J. HENNESSY
                            CHIEF EXECUTIVE OFFICER
                            HENNESSY ADVISORS, INC.
                          750 GRANT AVENUE, SUITE 100
                           NOVATO, CALIFORNIA 94945
                                (415) 899-1555
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                COPIES TO:
          LINDA Y. KELSO                         JOHN F. HARTIGAN
       FOLEY & LARDNER LLP                  MORGAN, LEWIS & BOCKIUS LLP
ONE INDEPENDENT DRIVE, SUITE 1300   300 SOUTH GRAND AVENUE, TWENTY-SECOND FLOOR
 JACKSONVILLE, FLORIDA 32202-5017       LOS ANGELES, CALIFORNIA  90071-3132
          (904) 359-2000                          (213) 612-2500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.   [ ]

                                      CALCULATION OF REGISTRATION FEE

    TITLE OF EACH                                PROPOSED                PROPOSED
       CLASS OF                                   MAXIMUM                MAXIMUM
   SECURITIES TO BE       AMOUNT TO BE        OFFERING PRICE            AGGREGATE                 AMOUNT OF
      REGISTERED        REGISTERED(1)<F1>    PER SHARE(2)<F2>     OFFERING PRICE(2)<F2>       REGISTRATION FEE
   ----------------     -----------------    ----------------     ---------------------       ----------------

     COMMON STOCK       1,800,000 SHARES          $26.65               $47,970,000                $5,646.07

(1)<F1> Includes 187,500 shares that are subject to the underwriter's over-allotment option.
(2)<F2> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and based upon the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on July 22, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            SUBJECT TO COMPLETION, DATED ----------, 2005

PRELIMINARY PROSPECTUS

                                             Shares
                                   ---------

                        [INSERT HENNESSY ADVISORS LOGO]

                            Hennessy Advisors, Inc.
                                  Common Stock

     We are offering -------- shares of our common stock and the selling shareholders named in this prospectus are offering --------- shares of our common stock. We will not receive any proceeds from the sale of the shares of our common stock being sold by the selling shareholders. Our common stock is currently traded on the OTC Bulletin Board under the symbol "HNNA.OB." The last reported sale price of our common stock on the OTC Bulletin Board on ----------, 2005 was $ --------- per share. We intend to apply for quotation of our common stock on The NASDAQ National Market under the symbol "HNNA."

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY CONSIDER THE MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                                          PER SHARE      TOTAL
                                                          ---------      -----


Public offering price                                    $              $
Underwriting discount                                    $              $
Proceeds, before expenses, to us                         $              $
Proceeds, before expenses, to the selling shareholders   $              $

     The underwriters may also purchase up to an additional ----- shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The underwriters expect to deliver the shares on or about ------, 2005.

                                  A.G. EDWARDS

                The date of this prospectus is --------, 2005.

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
Prospectus Summary...........................................................1
Risk Factors.................................................................9
Cautionary Statement Regarding Forward-Looking Statements...................15
Use of Proceeds.............................................................16
Price Range of Common Stock.................................................17
Dividend Policy.............................................................17
Capitalization..............................................................18
Selected Financial Data.....................................................19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................21
Business....................................................................30
Management..................................................................41
Executive Compensation......................................................43
Principal and Selling Shareholders..........................................47
Description of Capital Stock................................................48
Underwriting................................................................49
Legal Matters...............................................................52
Experts.....................................................................52
Where You Can Find More Information.........................................52
Index to Financial Statements..............................................F-1

                                       i

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in our common stock. To understand the terms of the securities being offered by this prospectus, you should read this entire prospectus carefully, including the section entitled "Risk Factors," the documents identified in the prospectus under the caption "Where You Can Find More Information" and our financial statements and the notes to those statements. In this prospectus, the terms "Hennessy," "we," "us" and "our" refer to Hennessy Advisors, Inc. and the terms "our mutual funds" or the "Hennessy Funds" refers to the six mutual funds that we manage. All share and per share amounts have been restated to reflect a 3-for-2 stock split that occurred on March 8, 2005. Unless expressly provided otherwise, all information assumes that the underwriters do not exercise their over-allotment option.

                                    OVERVIEW

     We are a publicly traded investment management firm. Our principal business activity is managing, servicing and marketing our six open-end mutual funds. All of our mutual funds are no-load, meaning investors do not pay any upfront or deferred sales charges. We use quantitative stock selection strategies to manage each of the Hennessy Funds. The net assets of the mutual funds we manage have increased by 856% from $194 million on September 30, 2001 to $1.67 billion as of July 1, 2005, including approximately $299 million in net assets added on July 1, 2005 in connection with the acquisition of the management agreement for The Henlopen Fund, which we renamed the Hennessy Cornerstone Growth Fund, Series II. During this same period, the total number of shareholders in our mutual funds has increased by 845% from 10,629 shareholders on September 30, 2001 to 100,398 shareholders on July 1, 2005.

     Each of the Hennessy Funds pay fees to us for our management services. Management services include investment research, supervision of investments, conducting investment programs, including evaluation, sale and reinvestment of assets, the placement of orders for purchase and sale of securities, solicitation of brokers to execute transactions and the preparation and distribution of reports and statistical information. Some of our mutual funds also pay fees to us for shareholder servicing. Shareholder servicing consists primarily of providing a call center to respond to shareholder inquiries, including inquiries regarding specific mutual fund account and investment information. The fees that we receive for management services and shareholder servicing are based on a percentage of the average daily net asset value of our mutual funds.

                                    HISTORY

     We have been an investment advisor since 1990. From 1990 until 1996, we provided management services to private clients and limited partnerships utilizing strategies similar to those we use in advising our mutual funds today. In 1996, we launched our first mutual fund, the Hennessy Balanced Fund. In 1998, we launched our second mutual fund, the Hennessy Total Return Fund.

     In 2000, we began acquiring the rights to manage the assets of additional mutual funds by entering into agreements with the funds' investment advisors to purchase certain assets related to such funds. When we acquire the rights to manage the assets of a mutual fund, we generally either enter into a management agreement covering the mutual fund or reorganize the assets of the mutual fund into one of our existing mutual funds. In this prospectus, we refer to either of these types of transactions as "acquiring a management agreement."

     In June 2000, we completed our first acquisition by entering into a management agreement covering the O'Shaughnessy Cornerstone Growth Fund and the O'Shaughnessy Cornerstone Value Fund and changed the names of these funds to the Hennessy Cornerstone Growth Fund and the Hennessy Cornerstone Value Fund. In connection with this acquisition, we obtained an exclusive, perpetual license to use the names and investment strategies of the Cornerstone Growth Fund and Cornerstone Value Fund from Netfolio, Inc. These two mutual funds had approximately $197 million in combined net assets at the time we began managing them.

     In September 2003, we acquired the management agreement for the SYM Select Growth Fund. In connection with that acquisition, we launched our fifth mutual fund, the Hennessy Focus 30 Fund, into which we reorganized the assets of the SYM Select Growth Fund. At the time of this acquisition, the SYM Fund had approximately $35 million in net assets.

                                       1

     In March 2004, we acquired the management agreements for five funds, which we refer to as the Lindner Funds in this prospectus, that were managed by Lindner Asset Management, Inc. In connection with this acquisition, the assets of the Lindner Funds were reorganized into four of our existing mutual funds. At the time of this acquisition, the Lindner Funds had approximately $301 million in combined net assets.

     On July 1, 2005, we acquired the management agreement for The Henlopen Fund and changed the name to the Hennessy Cornerstone Growth Fund, Series II. At the time of this acquisition, The Henlopen Fund had approximately $299 million in net assets.

                               OPERATING PLATFORM

     BUSINESS STRATEGY. We intend to increase our revenues by increasing our assets under management and to increase our profitability through the following key business strategies.

     o UTILIZE OUR BRANDING AND MARKETING CAMPAIGN FOR GROWTH. We will continue our efforts to make Hennessy a name readily recognizable by investors through frequent print media, radio and television appearances. We appear in national print or broadcast media an average of once every three to four days. We believe that the breadth and consistency of this campaign will continue to enhance investor awareness of our mutual funds and of the Hennessy name.

     o EXPAND OUR DISTRIBUTION NETWORK. New investors can invest in our mutual funds through direct investments, mutual fund supermarkets and third party investment professionals. We are working to increase accessibility to investors of our mutual funds by (1) expanding our distribution network to additional mutual fund supermarkets, (2) increasing our current base of investment professionals that utilize no-load mutual funds for their clients and (3) securing participation in the platforms of national full-service firms that permit their investment professionals to utilize no-load funds for their clients.

     o GROW ORGANICALLY. We seek to attract new investors who make investments in our mutual funds. We believe that our mutual funds appeal to investors who favor statistical analysis and empirical evidence as the basis for investment decisions.

     o PURSUE SELECTIVE ACQUISITIONS. We intend to continue acquiring management agreements for mutual funds while managing the acquisition process to be highly accretive to our shareholders.

     o DELIVER STRONG, HIGH QUALITY FINANCIAL RESULTS. We seek to manage our investment management business to the highest regulatory, ethical and business standards while strenuously controlling costs and creating high margins for the Hennessy shareholders. For the year ended September 30, 2004, we had a pre-tax operating margin of 50.0%.

     INVESTMENT STRATEGY. We manage each of the Hennessy Funds using a quantitative stock selection strategy that we have evaluated and tested over historical periods for hypothetical performance results. We manage our funds according to strict, formulaic investment strategies and do not try to outsmart or time the market. We purchase a portfolio of securities for each of our mutual funds, as dictated by the funds' strategies, and hold those securities for approximately one year. A brief description of each of our mutual funds follows.

     o HENNESSY CORNERSTONE GROWTH FUND (HFCGX). The Hennessy Cornerstone Growth Fund seeks long-term growth of capital by investing primarily in small-cap, growth-oriented companies.

     o HENNESSY CORNERSTONE GROWTH FUND, SERIES II (FORMERLY KNOWN AS THE HENLOPEN FUND) (HENLX). The Hennessy Cornerstone Growth Fund, Series II seeks long-term capital appreciation. This fund utilizes the same investment strategy as the Hennessy Cornerstone Growth Fund but selects its portfolio at a different time of the year, thus creating a substantially different portfolio of stocks.

     o HENNESSY CORNERSTONE VALUE FUND (HFCVX). The Hennessy Cornerstone Value Fund seeks total return, consisting of capital appreciation and current income, by investing in dividend-paying, large-cap companies.

                                          2


     o HENNESSY TOTAL RETURN FUND (HDOGX). The Hennessy Total Return Fund seeks total return, consisting of capital appreciation and current income, and seeks to exceed, in the long run, the returns of the Dow Jones Industrial Average but with lower associated risk. Through the defined strategy of the fund, approximately 75% of its return is based on the 10 highest dividend yielding common stocks of the Dow Jones Industrial Average and the remaining 25% of its return is based on U.S. Treasury securities with a maturity of less than one year. The 10 highest dividend yielding common stocks in the Dow Jones Industrial Average are commonly referred to as the "Dogs of the Dow" stocks.

     o HENNESSY FOCUS 30 FUND (HFTFX). The Hennessy Focus 30 Fund seeks long-term growth of capital by investing in mid-cap, growth-oriented companies.

     o HENNESSY BALANCED FUND (HBFBX). The Hennessy Balanced Fund seeks a combination of capital appreciation and current income by investing in a balance of the Dogs of the Dow stocks and U.S. Treasury securities with a maturity of less than one year.

     HISTORICAL FUND INVESTMENT PERFORMANCE. The following table presents the average annualized returns for each of our mutual funds and the relevant benchmark indices for the one-year, three-year, five-year and since inception periods ended June 30, 2005. Although we did not begin managing the Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund until June 2000, we have included historical performance information for these funds from their inception date of November 1, 1996 because these funds were previously managed according to the same strategies that we use today. We have not included performance information for the Hennessy Cornerstone Growth Fund, Series II because we only began managing that fund on July 1, 2005 and the previous manager did not follow the Cornerstone Growth strategy. Returns are presented net of all expenses borne by mutual fund shareholders, but are not net of fees waived or expenses borne by us. The past investment performance of our mutual funds is no guarantee of future performance. All of these funds have experienced negative performance over various time periods in the past and may do so again in the future.

                                                                                           SINCE
                                                                                         INCEPTION
HENNESSY CORNERSTONE GROWTH FUND                      1 YEAR      3 YEARS     5 YEARS    (11/01/96)
--------------------------------                      ------      -------     -------    ----------

 Average Annual Total Return                          15.07%       14.32%     11.89%      16.18%
 S&P 500(1)<F3>(2)<F4>                                 6.32%        8.28%     (2.37%)      8.54%
 Russell 2000 Index(2)<F4>(3)<F5>                      9.45%       12.81%      5.71%       8.98%

                                                                                           SINCE
                                                                                         INCEPTION
HENNESSY CORNERSTONE VALUE FUND                       1 YEAR      3 YEARS     5 YEARS    (11/01/96)
--------------------------------                      ------      -------     -------    ----------

 Average Annual Total Return                           5.83%        6.79%      7.88%       6.89%
 S&P 500(1)<F3>(2)<F4>                                 6.32%        8.28%     (2.37%)      7.93%
 Russell 1000 Index(2)<F4>(4)<F6>                      7.92%        9.19%     (1.89%)      8.19%

                                                                                           SINCE
                                                                                         INCEPTION
HENNESSY TOTAL RETURN FUND                            1 YEAR      3 YEARS     5 YEARS    (07/29/98)
--------------------------------                      ------      -------     -------    ----------

 Average Annual Total Return                           3.03%        4.67%      6.15%       3.47%
 S&P 500(1)<F3>(2)<F4>                                 6.32%        8.28%     (2.37%)      2.36%
 Dow Jones Industrial Average(2)<F4>(5)<F7>            0.66%        5.92%      1.69%       4.04%
 90-Day U.S. Treasury Securities(2)<F4>(6)<F8>         2.04%        1.47%      2.49%       3.18%

                                      3

                                                                                           SINCE
                                                                                         INCEPTION
HENNESSY FOCUS 30 FUND                                1 YEAR      3 YEARS     5 YEARS    (09/17/03)
--------------------------------                      ------      -------     -------    ----------

 Average Annual Total Return                          22.77%        N/A         N/A       19.82%
 S&P 500(1)<F3>(2)<F4>                                 6.32%        N/A         N/A       10.65%
 S&P 400 Mid-cap(2)<F3>(7)<F9>                        14.03%        N/A         N/A       17.38%

                                                                                           SINCE
                                                                                         INCEPTION
HENNESSY BALANCED FUND                                1 YEAR      3 YEARS     5 YEARS    (03/08/96)
--------------------------------                      ------      -------     -------    ----------

 Average Annual Total Return                          (0.17%)       1.93%      3.33%       5.03%
 S&P 500(1)<F3>(2)<F4>                                 6.32%        8.28%     (2.37%)      9.35%
 Dow Jones Industrial Average(2)<F4>(5)<F7>            0.66%        5.92%      1.69%       9.04%
 90-Day U.S. Treasury Securities(2)<F4>(6)<F8>         2.04%        1.47%      2.49%       3.71%

(1)<F3> The S&P 500 is the Standard & Poor's Composite Index of 500 stocks, a widely recognized index of common stocks.
(2)<F4>   Reflects no deduction for fees or expenses.
(3)<F5> The Russell 2000 Index is a recognized small-cap index of the 2,000 smallest stocks of the Russell 3000 Index, which is comprised of the 3,000 largest U.S. stocks as determined by total market capitalization.
(4)<F6> The Russell 1000 Index is comprised of large-cap U.S. stocks and is commonly used as a benchmark for U.S. large-cap funds.
(5)<F7> The Dow Jones Industrial Average is an index of common stocks comprised of major industrial companies and assumes reinvestment of dividends.
(6)<F8> We believe 90-day U.S. Treasury securities most closely approximate the treasury securities held by the Total Return Fund and Balanced Fund because the Total Return Fund and Balanced Fund purchase treasury securities having a maturity of less than one year.
(7)<F9> The S&P 400 Mid-Cap Index is a widely recognized index of common stocks.

     NET ASSETS OF OUR MUTUAL FUNDS. We generate all of our operating revenues by providing management and shareholder services to our mutual funds. The revenues that we receive from our mutual funds are based on the amount of average daily net assets in the funds. Following is a table showing the amount of net assets of each of our funds as of June 30, 2005, except in the case of the Hennessy Cornerstone Growth Fund, Series II, which is shown as of July 1, 2005.

                                                 NET ASSETS
                                               --------------
                                               (IN THOUSANDS)

 Cornerstone Growth Fund                         $  995,244
 Cornerstone Growth Fund, Series II                 299,225
 Cornerstone Value Fund                             191,001
 Total Return Fund                                   91,658
 Focus 30 Fund                                       73,890
 Balanced Fund                                       21,373
                                                 ----------
                                    TOTAL        $1,672,391
                                                 ----------
                                                 ----------

                                       4

     DEVELOPMENT OF NEW INVESTMENT STRATEGIES. We begin developing new investment strategies by identifying client needs and reviewing asset allocation tables to determine where we can augment our family of mutual funds. Once we identify an attractive market segment, we develop a new investment strategy by screening the appropriate universe of stocks with a set of parameters that we believe identify stocks that will produce higher long-term returns with lower associated risk than their relative indices. We introduce new investment strategies into the marketplace by opening and directly marketing a new mutual fund, by acquiring the management agreement for an existing mutual fund and implementing our new strategy or potentially by changing the investment strategy of one of our existing funds.

     ACQUISITION STRATEGY AND MARKET OPPORTUNITY. We began acquiring management agreements in June 2000. We primarily focus on acquiring retail-oriented, no-load mutual funds with less than $500 million in net assets. The overall U.S. market for retail-oriented, no-load mutual funds consists of over 2,400 different funds with net assets ranging from less than $1 million to over $100 billion. Of these 2,400 funds, approximately 70%, or 1,700 funds, meet our acquisition size criteria with less than $500 million in net assets. An active market for the acquisition of mutual fund management agreements has developed in recent years, with over 80 such acquisitions having been completed since the beginning of 2000. Additionally, we believe the regulatory burden imposed upon the mutual fund industry has compressed the margins of smaller mutual fund managers, making those managers more receptive to an acquisition. We believe that we are well positioned to benefit from these attractive acquisition trends and from the increasing supply of potential targets.

     Following are the net assets added to our mutual funds through completed acquisitions (in thousands):

                                                                 NET ASSETS
                                                                OF ACQUIRED
                                                                MUTUAL FUND
     DATE OF                                                     ON DATE OF
   ACQUISITION         PRE-ACQUISITION MUTUAL FUND NAME         ACQUISITION       MUTUAL FUND AFTER CLOSING
   -----------         --------------------------------         -----------       -------------------------
June 30, 2000        O'Shaughnessy Cornerstone Growth Fund        $177,200      Hennessy Cornerstone Growth Fund
June 30, 2000        O'Shaughnessy Cornerstone Value Fund           19,367      Hennessy Cornerstone Value Fund
September 17, 2003   SYM Select Growth Fund                         34,928      Hennessy Focus 30 Fund
February 26, 2004    Lindner Growth and Income Fund                179,368      Hennessy Cornerstone Value Fund
February 26, 2004    Lindner Large Cap Growth Fund                  96,448      Hennessy Total Return Fund
February 26, 2004    Lindner Communications Fund                     8,218      Hennessy Cornerstone Growth Fund
February 26, 2004    Lindner Small-Cap Growth Fund                   7,134      Hennessy Cornerstone Growth Fund
March 11, 2004       Lindner Market Neutral Fund                    10,046      Hennessy Balanced Fund
July 1, 2005         The Henlopen Fund                             299,225      Hennessy Cornerstone Growth Fund, Series II
                                                                  --------
                                                         TOTAL    $831,934
                                                                  --------
                                                                  --------

                             COMPETITIVE STRENGTHS

     We are well positioned to take advantage of our key competitive strengths, which are summarized below.

     o QUANTITATIVE PORTFOLIO MANAGEMENT STRATEGY. We believe our quantitative investment philosophy appeals to investors who favor statistical analysis and empirical evidence as the basis for investment decisions. As our brand recognition continues to grow, we believe that we will increase organic growth through new investments in our mutual funds.

     o SCALABLE BUSINESS MODEL. By adhering to our quantitative portfolio management philosophy, we are able to test new investment strategies against historical data quickly and cost effectively and implement them without significant cost. We expect to maintain strong margins as our assets under management grow since we do not foresee the need to add personnel proportional to the increase in assets under management.

     o DEMONSTRABLE ACQUISITION EXPERTISE. Since June 2000, we have successfully acquired and integrated nine mutual funds into our operating platform. This equates to the addition of $832 million in net assets to our family of mutual funds over a period of approximately five years, based on the net assets of the relevant funds at the time we completed each acquisition.

                                       5

     Acquisitions and organic growth through new investments in our mutual funds combined to increase the net assets of the mutual funds that we manage and the total number of shareholders in our mutual funds by over six times from September 30, 2001 to September 30, 2004. During that same period, our revenues grew at a similar rate, as would be expected, but the low cost structure and scalability of our business model allowed our net income to increase by over 20 times.

                             MUTUAL FUND NET ASSETS
                                  ($ MILLIONS)
                             ----------------------
                                2001        $194
                                2002        $374
                                2003        $835
                                2004      $1,222

                  NUMBER OF SHAREHOLDERS IN THE HENNESSY FUNDS
                  --------------------------------------------
                               2001        10,629
                               2002        31,408
                               2003        51,023
                               2004        77,457

                                   NET INCOME
                                 ($ THOUSANDS)
                                 -------------
                                2001        $199
                                2002        $309
                                2003      $1,062
                                2004      $2,765

     The address of our principal executive office is 750 Grant Avenue, Suite 100, Novato, California 94945, and our general telephone numbers are (800) 966-4354 and (415) 899-1555. Our website address is www.hennessyadvisors.com. The information on, or that can be accessed through, our website is not part of this prospectus.

                                       6

                                  THE OFFERING

Common Stock offered
by us                       --------- shares of common stock, or
                            --------- shares if the underwriters exercise their overallotment option in full.

Common Stock offered
by the selling
shareholders                --------- shares of common stock.

Shares of common stock
outstanding after the
offering.                   --------- shares of common stock, or
                            --------- shares if the underwriters exercise their overallotment option in full.

Use of proceeds             We estimate that we will use the net proceeds that
                            we receive from the sale of the shares of common stock sold by us in the offering of approximately
                            $--- million to:

                                 o repay in full our bank loan in the amount of $---;

                                 o    fund acquisitions of management
                                      agreements that we may identify from time to time; and

                                 o    for general corporate purposes.

                            We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. For more information, see "Use of Proceeds" on page 16.

Voting rights               Each share of our common stock entitles its holder
                            to one vote on all matters to be voted on by stockholders generally.

Dividend
policy We paid an annual dividend in March 2005 of $0.10 per share. Upon the successful completion of this offering, we intend to begin paying quarterly dividends.

Risk factors                The "Risk Factors" section included in this
                            prospectus contains a discussion of factors that you should carefully read and consider before deciding to invest in shares of our common stock.

Listing Our shares are currently sold over the counter under the symbol "HNNA.OB." We intend to apply for quotation of our common stock on The NASDAQ National Market under the symbol "HNNA."

                                       7

                             SUMMARY FINANCIAL DATA

     The statement of operations data set forth below for the fiscal years ended September 30, 2002, 2003 and 2004 are derived from our audited financial statements, which are included in this prospectus. The statement of operations data for the fiscal years ended September 30, 2000 and 2001 have been derived from our audited financial statements not included in this prospectus. The following summary interim financial data as of March 31, 2005 and for the six months ended March 31, 2004 and 2005 are unaudited and are derived from the interim financial statements included in this prospectus. In the opinion of management, the unaudited data have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation. Results for interim periods are not indicative of results for a full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Financial Data" and our financial statements and notes to our financial statements included in this prospectus.

                                                                                          SIX MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,                   MARCH 31,
                                       --------------------------------------------       ----------------
                                       2000       2001      2002      2003     2004       2004        2005
                                       ----       ----      ----      ----     ----       ----        ----
STATEMENT OF OPERATIONS DATA:                                                                (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue                         $663      $1,674     $2,270    $4,787   $9,545     $4,402      $5,512
Operating income                        26         448        500     1,783    4,773      1,989       2,863
Net income (loss)                      (47)        199        309     1,062    2,765      1,200       1,607
Earnings (loss) per share (1)<F10>
 Basic                               (0.04)       0.16       0.15      0.43     1.13       0.49        0.65
 Diluted                             (0.04)       0.14       0.15      0.43     1.09       0.47        0.63
Dividends per share                     --          --         --        --       --         --        0.10

(1)<F10> All per share amounts have been restated to reflect a 3-for-2 stock split that occurred on March 8, 2005.

     The as adjusted presentation below gives effect to the sale by us of ------------ shares of common stock offered hereby at an assumed offering price of $----, after deducting estimated underwriting costs and commissions and estimated offering expenses and including $--------- that we will receive upon exercise of ---------- options to purchase common stock being offered by some of the selling shareholders.

                                                     MARCH 31, 2005
                                                     --------------
                                                 ACTUAL     AS ADJUSTED
                                                 ------     -----------
                                                      (UNAUDITED)
BALANCE SHEET DATA:                                 (IN THOUSANDS)
Total assets                                    $20,425
Short-term obligations                            1,129
Long-term debt(1)<F11>                            5,644
Total liabilities                                 8,314
Total shareholders' equity                       12,111

(1)<F11> Does not include $6.7 million of long-term debt we incurred on July 1, 2005 in connection with our acquisition of the management agreement for The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series II).

                                       8

                                  RISK FACTORS

     Before you decide to invest in our common stock, you should carefully consider the risks described below, as well as the other information contained in this prospectus, including our financial statements and notes. Our business, results of operations and financial condition may be materially and adversely affected by any of the following risks.

                         RISKS RELATING TO OUR BUSINESS

OUR REVENUES WILL DECLINE IF THE VALUE OF THE SECURITIES HELD BY THE MUTUAL FUNDS WE MANAGE DECLINES.

     We derive all of our operating revenues from management and shareholder service fees paid to us by the mutual funds we manage. These fees are based on the amount of average daily net assets of our mutual funds. The securities markets are inherently volatile and may be affected by factors beyond our control, including global economic conditions, interest rate fluctuations, inflation rate increases and other factors that are difficult to predict. Volatility in the securities markets, and the equity markets in particular, could reduce the net assets of our mutual funds and consequently reduce our revenues. In addition to declines in the equity markets, failure of these markets to sustain prior levels of growth or continued short-term volatility in these markets could result in investors withdrawing their investments from our mutual funds or decreasing their rate of investment, either of which would likely adversely affect our revenues.

INVESTORS IN OUR MUTUAL FUNDS CAN REDEEM THEIR INVESTMENTS IN OUR FUNDS AT ANY TIME AND FOR ANY REASON, INCLUDING POOR INVESTMENT PERFORMANCE, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

     Fund investors may redeem their investments in any of our mutual funds at any time and for any reason without prior notice. Investors may also reduce the total amount of assets that they have invested with us for a number of reasons, including our investment performance, changes in prevailing interest rates and financial market performance. Success in the investment management and mutual fund business is dependent on investment performance, as well as distribution and client servicing. If our mutual funds perform poorly compared to the mutual funds of other investment management firms, we may experience a decrease in purchases of shares of our mutual funds and an increase in redemptions of shares of our mutual funds. A decrease in the net assets of our mutual funds would adversely affect our revenues.

ADVERSE OPINIONS OF OUR MUTUAL FUNDS BY THIRD PARTY RATING AGENCIES OR INDUSTRY ANALYSTS COULD DECREASE NEW INVESTMENTS IN OR ACCELERATE REDEMPTIONS FROM OUR MUTUAL FUNDS, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

     Many investors rely heavily on the opinions of third party rating agencies and industry analysts when making decisions to purchase or redeem shares of mutual funds. Adverse opinions regarding our mutual funds could erode investor confidence, potentially leading to a decrease in new investments and an increase in redemptions, thereby reducing the net assets of our mutual funds. A decrease in the net assets of our mutual funds would adversely affect our revenues.

INVESTOR BEHAVIOR IS INFLUENCED BY SHORT-TERM INVESTMENT PERFORMANCE OF MUTUAL FUNDS. POOR SHORT-TERM PERFORMANCE OF OUR MUTUAL FUNDS COULD CAUSE A DECREASE IN NEW INVESTMENTS IN OR ACCELERATE REDEMPTIONS FROM OUR MUTUAL FUNDS, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

     Investor behavior may be based on many factors, including short-term investment performance. Poor short-term performance of our mutual funds, irrespective of longer-term success, could potentially lead to a decrease in new investments and an increase in redemptions, thereby reducing the net assets of our mutual funds. A decrease in the net assets of our mutual funds would adversely affect our revenues.

                                       9

WE UTILIZE QUANTITATIVE INVESTMENT STRATEGIES THAT REQUIRE US TO INVEST IN SPECIFIC PORTFOLIOS OF SECURITIES AND HOLD THESE POSITIONS FOR APPROXIMATELY ONE YEAR. ENTERING INTO, MAINTAINING OR LIQUIDATING ONE OR MORE OF THESE POSITIONS IN ACCORDANCE WITH OUR INVESTMENT STRATEGIES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE PERFORMANCE OF OUR MUTUAL FUNDS.

     We adhere to the investment strategies for each of our mutual funds during the annual rebalancing period and throughout the course of the year. Adhering to our investment strategies during the annual rebalancing of our mutual funds may result in the elimination of better performing assets from our funds' portfolios and an increase in investments with relatively lower total return. Additionally, we will maintain a position in a relatively poorly performing security throughout the course of the portfolio holding period. Either of these actions could result in relatively lower performance of our mutual funds and adversely affect the net assets of our mutual funds. A decrease in the net assets of our mutual funds would adversely affect our revenues.

WE DEPEND UPON NEIL J. HENNESSY TO MANAGE OUR BUSINESS. THE LOSS OF MR. HENNESSY MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

     Our success is largely dependent on the skills, experience and performance of key personnel, particularly Neil J. Hennessy, our chairman of the board, chief executive officer and president. Mr. Hennessy is primarily responsible for the marketing and management of the portfolio of each of our mutual funds, developing new investment strategies and executing each existing fund's investment program. Mr. Hennessy is also our spokesperson and spearheads our marketing and public relations campaign. The loss of Mr. Hennessy could have an adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS EXTENSIVELY REGULATED AND OUR FAILURE TO COMPLY WITH REGULATORY REQUIREMENTS MAY HARM OUR FINANCIAL CONDITION.

     Our business is subject to extensive regulation in the United States, particularly by the SEC. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment advisor. The mutual fund industry has undergone increased scrutiny by the SEC and state regulators for the past several years, resulting in numerous enforcement actions, "sweep" examinations, and new rules and rule proposals. These actions have increased our costs in managing our mutual funds, and we could continue to experience higher costs if new rules and other regulatory actions or legislation require us to spend more time, hire additional personnel or buy new technology to comply with these rules and laws. Additional changes in laws or regulations, the interpretation or enforcement of existing laws and rules or governmental policies could also have a material adverse effect on us by limiting the sources of our revenues and increasing our costs. Our business may be materially affected not only by securities regulations, but also by regulations of general application. For example, the amount of net assets in our mutual funds in a given time period could be affected by, among other things, existing and proposed tax legislation and other governmental regulations and policies, including the interest rate policies of the Federal Reserve Board.

     Our management activities are also subject to contractual commitments and our mutual fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. Failure to adhere to these requirements could result in losses that a client could recover from us. We have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist in satisfying these requirements. However, there can be no assurance that these precautions will protect us from potential liabilities.

THE COSTS OF FULL COMPLIANCE WITH NEW SECURITIES REGULATIONS MAY INCREASE EXPENSES AND REDUCE EARNINGS.

     In order to comply with securities regulations, we may have additional expenses beyond our control, which may have a substantial impact on earnings per share. In October 2004, we hired a chief compliance officer as required by Rule 206(4)-7 of the Investment Advisors Act of 1940. Under Rule 38a-1 of the Investment Company Act of 1940, which pertains to mutual fund companies, our mutual funds were also required to hire a chief compliance officer. The individual serving as our chief compliance officer was also hired by our mutual funds to serve as their chief compliance officer. The mutual fund directors or trustees set the compensation for their chief compliance officer, but we have agreed to bear all of the related compensation expense.

                                       10

     In addition to requiring the hiring of a chief compliance officer, Rule 206(4)-7 of the Investment Advisors Act of 1940 required that we adopt written compliance policies and procedures. Under Rule 38a-1 of the Investment Company Act of 1940, our mutual funds were also required to adopt written compliance policies and procedures, including policies and procedures that provide for oversight of the funds' key service providers, including us. We may experience increases in audit, legal, internal technology and other expenses associated with being listed on The NASDAQ National Market and Sarbanes-Oxley regulations, especially as they relate to internal controls and compliance with financial reporting.

ACQUISITIONS INVOLVE INHERENT RISKS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND FINANCIAL CONDITION AS WELL AS DILUTE THE HOLDINGS OF CURRENT SHAREHOLDERS.

     As part of our business strategy, we intend to pursue additional acquisitions of management agreements for other mutual funds. Future acquisitions of management agreements would be accompanied by risks including, among others:

     o inability to secure enough affirmative votes to gain approval from the target fund's shareholders of a proposed acquisition;

     o the loss of mutual fund assets through redemptions by shareholders of newly acquired mutual funds;

     o    higher than anticipated acquisition costs and expenses;

     o    the potential diversion of our management's time and attention; and

     o dilution to our shareholders if the acquisition is made with our common stock.

     If one or more of these risks occur, we may be unable to successfully complete an acquisition of a management agreement, we may experience an impairment of management agreement valuations and may not achieve the expected return on investment. Any of these results could have an adverse effect on our business, financial condition and results of operations.

OUR MANAGEMENT AND SHAREHOLDER SERVICING AGREEMENTS CAN BE TERMINATED ON SHORT NOTICE AND ARE SUBJECT TO ANNUAL RENEWALS. IF ANY OF OUR AGREEMENTS ARE TERMINATED OR NOT RENEWED, OUR REVENUES WOULD SUBSTANTIALLY DECLINE.

     We generate all of our operating revenues from our management and shareholder servicing agreements covering our mutual funds. Management and shareholder servicing agreements covering our mutual funds are terminable without penalty on 60 days notice and must be approved at least annually by a majority of each fund's board of directors or trustees and a majority of the disinterested members of each fund's board of directors or trustees. If any of these management or shareholder servicing agreements are terminated or not renewed, our revenues would substantially decline.

WE FACE INTENSE COMPETITION IN ATTRACTING INVESTORS AND RETAINING NET ASSETS IN OUR MUTUAL FUNDS.

     The investment management business is intensely competitive. We are considered a small investment management company, but must compete with a large number of global and U.S. investment advisors, commercial banks, brokerage firms, broker-dealers, insurance companies and other financial institutions for investors in our mutual funds. Many organizations are attempting to market to and service the same investors as we do, not only with mutual fund products and services, but also with a wide range of other financial products and services. Many of our competitors have greater marketing, financial, technical, research, distribution and other capabilities than we do and offer more product lines and services. These competitors would tend to have a substantial advantage over us during periods when our investment performance is not strong enough to counter these competitors' greater resources or due to a wide variety of other factors, such as the expense ratios of our mutual funds or our small number of mutual funds. If we are not able to attract investors and retain net assets in our mutual funds, our revenues could decline and our business, financial condition and results of operations would suffer.

                                       11

MARKET PRESSURE TO LOWER OUR MANAGEMENT FEES COULD REDUCE OUR PROFIT MARGIN.

     The investment management business is intensely competitive. To the extent we are forced to compete on the basis of the management fees we charge our mutual funds, we may not be able to maintain our current fee structure. Historically, we have competed primarily on the performance of our mutual funds and not on the level of our management fees relative to those of our competitors. In recent years, however, there has been a trend toward lower fees in some segments of the investment management industry. In order for us to maintain our fee structure in a competitive environment, we must be able to provide our mutual fund shareholders with investment returns and service that will encourage them to invest in the mutual funds that pay our fees. We cannot assure you that we will succeed in providing investment returns that will allow us to maintain our current fee structure. Fee reductions on existing or future business could have a material adverse effect on our results of operations.

WE MAY BE REQUIRED TO FOREGO ALL OR A PORTION OF OUR FEES UNDER OUR MANAGEMENT AGREEMENTS COVERING OUR MUTUAL FUNDS.

     The board of directors or trustees of each of our mutual funds must make certain findings regarding the reasonableness of our fees. We monitor ratios of expenses to average daily net assets and waive management fees that we would otherwise receive from, or reimburse expenses incurred by, our mutual funds if we believe that our expense ratios might lead fund investors to redeem their shares in our mutual funds in order to seek lower expense ratios with other fund managers. We currently have expense limitation agreements covering the Hennessy Cornerstone Growth Fund, Series II and the Hennessy Focus 30 Fund that require us to waive management fees or reimburse expenses incurred by these funds above a contractually agreed upon percentage of their average daily net assets.

CHANGES IN MUTUAL FUND SUPERMARKETS' FEE STRUCTURES COULD REDUCE OUR REVENUES, INCREASE OUR EXPENSES AND SLOW OUR GROWTH.

     We derive a significant portion of our sales through individual investors and investment advisors who utilize mutual fund supermarkets. Mutual fund supermarkets provide services to their customers, but instead of charging their customers for these services, they charge us and our mutual funds. Fees paid to mutual fund supermarkets have increased and there may be further increases in the future. Higher payments to mutual fund supermarkets by us or our mutual funds could reduce our revenues by increasing our expenses or decreasing our assets under management, either of which could slow our growth.

WE DEPEND ON THIRD PARTY INVESTMENT PROFESSIONALS AND THE DISTRIBUTION CHANNELS THEY UTILIZE TO MARKET OUR MUTUAL FUNDS.

     Our ability to distribute our mutual funds is highly dependent on access to the retail distribution systems and client bases of third party investment professionals that also offer competing investment products. These investment professionals who recommend our mutual funds may reduce or eliminate their involvement in marketing our funds at any time, or may elect to emphasize the investment products of competing sponsors or the proprietary products of their own firms. In addition, an investment professional may only distribute our mutual funds for so long as we continue to participate in the platforms of national full-service firms that permit their investment professionals to utilize no-load funds for their clients. These firms can terminate their relationships with us on short notice, limiting our participation in these platforms. Either of these events could cause the net assets of our mutual funds to decline, which would decrease our revenues and have a material adverse effect on our results of operations.

                                       12

              RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

THE SHAREHOLDERS OF OUR MUTUAL FUNDS MUST APPROVE NEW MANAGEMENT AGREEMENTS AS A RESULT OF THE CHANGE IN CONTROL OF HENNESSY THAT WILL OCCUR AS A RESULT OF THIS OFFERING. IF THE SHAREHOLDERS OF ANY OF OUR MUTUAL FUNDS FAIL TO APPROVE A NEW MANAGEMENT AGREEMENT, THE BOARD OF DIRECTORS OR TRUSTEES OVERSEEING THAT FUND COULD APPOINT A NEW INVESTMENT ADVISOR TO ADVISE THE MUTUAL FUND IN OUR PLACE.

     Neil J. Hennessy, our chairman of the board, chief executive officer and president, presently owns approximately 39.4% of our outstanding common stock. He will own ___% of our outstanding common stock following completion of this offering, or ___% if the underwriters exercise their over-allotment option in full. If Mr. Hennessy's ownership of our common stock falls below 25% as a result of this offering, then under the Investment Advisors Act of 1940 and the Investment Company Act of 1940, we will be deemed to have experienced a change in control. This change in control will be deemed to constitute an assignment of the management agreements covering each of our mutual funds, which automatically terminates such management agreements. Therefore, new management agreements covering our mutual funds must be approved by the holders of the lesser of a majority of the outstanding shares of each mutual fund, or two-thirds of the shares voted, provided that at least a majority of the outstanding shares are voted.

     We expect the board of directors or trustees that oversee our mutual funds to recommend that the mutual fund shareholders approve new management agreements with Hennessy covering each of our mutual funds. Each of our mutual funds has scheduled a meeting of its shareholders on ________ 2005, which we anticipate will be prior to completion of this offering. However, we cannot assure you that the requisite vote will be obtained. Any meeting of fund shareholders may be adjourned for a total of up to 150 days in order to obtain the required vote. If the shareholders of one or more of our mutual funds fail to approve the assignment after all adjournments, the board of directors or trustees that oversee that fund will be required to determine whether a different investment manager should be engaged to serve as investment manager for the fund. The board of directors or trustees that oversee our mutual funds could also take other actions, such as closing a fund whose shareholders do not approve the new management agreement or merging that fund into one of our other mutual funds.
If any of our mutual funds retains a new investment advisor or is closed following a change in control, we will lose the management agreement and any shareholder servicing agreement with that mutual fund, and may lose revenues if shareholders of a merged fund redeem their shares.

ENTERING INTO NEW MANAGEMENT AGREEMENTS COVERING OUR MUTUAL FUNDS UPON THE DEEMED CHANGE IN CONTROL THAT WILL OCCUR IN CONNECTION WITH THIS OFFERING MAY PREVENT US FROM INCREASING OUR MANAGEMENT FEES FOR TWO YEARS.

     Under the Investment Company Act of 1940, a fund's manager cannot impose an "unfair burden" on that fund for a two-year period following the commencement of a new management agreement covering that fund. The SEC has interpreted the term "unfair burden" to include certain increases in management fees. We anticipate that we will be unable to increase the management fees paid to us by our mutual fees for the two years following the later of the date of this offering or the date the new management agreements we will enter into covering our mutual funds become effective. Our inability to raise fees for two years could have an adverse impact on our results of operations.

WE WILL BEAR THE COST OF SOLICITING PROXIES FOR APPROVAL BY THE SHAREHOLDERS OF OUR MUTUAL FUNDS OF NEW MANAGEMENT AGREEMENTS UPON THE CHANGE IN CONTROL OF HENNESSY THAT MAY BE CAUSED BY THIS OFFERING.

     We will bear the cost of soliciting proxies for the meetings of shareholders of our mutual funds called to approve the new management agreements covering our mutual funds upon the potential change in control of Hennessy. We estimate that these costs will total approximately $----------- and could be as high as $------------, depending on the extent to which we require the services of a proxy solicitation firm. We will pay these costs regardless of the outcome of the vote even though these costs will not result in any increase in our revenues or earnings.

                                       13

THERE IS CURRENTLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND WE CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOLLOWING THE OFFERING.

     We do not currently have an active trading market for our common stock, which trades on the OTC Bulletin Board. We intend to apply to list our common stock on The NASDAQ National Market under the symbol "HNNA" in connection with this offering, but we cannot be sure that an active trading market will develop or be sustained after the offering or that you will be able to sell your shares of our common stock when you want or at the price you want. The offering price for our common stock will be determined by negotiations between us and representatives of the underwriters. Because there has not been an active trading market for our common stock, we cannot be sure that the offering price will correspond to the price at which our common stock will trade after the offering, or the price at which it may have previously traded. Consequently, you may not be able to sell shares of our common stock at prices as high as or higher than the price you paid in this offering.

THE MARKET PRICE OF OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT PRICE
FLUCTUATIONS.

     The market price for our common stock may be volatile and may fluctuate based on several factors, including, among others:

     o    our operating results;

     o changes in financial estimates by securities analysts for us or our competitors;

     o    conditions or trends in the investment management industry;

     o    news announcements; or

     o    changes in general economic and market conditions.

In addition, the stock market in recent years and months has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may materially affect the market price of our shares. Consequently, you may not be able to sell your shares of our common stock at prices as high as or higher than the price you paid in this offering.

A LIMITED NUMBER OF OUR SHAREHOLDERS ARE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

     Our officers and directors currently own 52.9% of our outstanding common stock and will own approximately ---% after completion of this offering, or ---% if the underwriters exercise their over-allotment option in full. As a result, our officers and directors will continue to have a significant influence on the outcome of any matter requiring a shareholder vote and, as a result, our management and affairs. Matters that typically require shareholder approval include the following:

     o    election of directors;

     o    merger or consolidation with another company; and

     o    sale of all or substantially all of our assets.

                                         14

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of the securities laws, for which we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about, among other things, our anticipated financial performance, business prospects, new developments and similar matters, and statements preceded by, followed by or including the words "expect," "anticipate," "intend," "may," "plan," "will," "should," "would," "believe," "estimate," "predict," "project," "continue," "seek" or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on information currently available to us. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or means by, which such performance or results will be achieved. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled "Risk Factors" and elsewhere in this prospectus that could cause actual performance or results to differ substantially from those expressed in or suggested by the forward-looking statements.

     Our business activities are affected by many factors, including redemptions by mutual fund shareholders, general economic and financial conditions, movement of interest rates, competitive conditions, industry regulation, and others, many of which are beyond the control of our management. Statements regarding the following subjects are forward-looking by their nature:

     o our business strategy, including our ability to identify and complete future acquisitions;

     o    market trends and risks;

     o our estimates for future performance, including, among other things, revenues we expect to receive from our new management agreement covering Hennessy Cornerstone Growth Fund, Series II;

     o our ability to maintain and grow our distribution channels on which we depend;

     o    our estimates regarding anticipated revenues and operating expenses;

     o the costs we may incur in complying with increased securities industry regulation;

     o    our ability to retain the mutual fund assets we currently manage; and

     o the effect international conflicts and the ongoing threat of terrorism may have on the general economy, financial and capital markets and our business.

     The forward-looking statements in this prospectus speak only as of the date stated, or if no date is stated, as of the date of this prospectus. We will not, and we do not undertake any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, actual results, changes in assumptions or other factors affecting the forward-looking statements, or any other reason, except to the extent required by applicable securities laws. You should not place undue reliance on any forward-looking statements contained in this prospectus.

                                         15

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $--- million from this offering, assuming a public offering price of $---, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we expect our net proceeds will be approximately $--- million. We will not receive any proceeds from the sale of shares of our common stock in this offering by the
selling shareholders.   See "Principal and Selling Shareholders."

     We intend to use approximately $--- million of net proceeds of this offering to repay in full the long-term debt that is currently outstanding that we incurred in connection with acquiring management agreements. We incurred $7.9 million of indebtedness in connection with acquiring the management agreements for the Lindner Funds and incurred an additional $6.7 million of indebtedness to acquire the management agreement for The Henlopen Fund. The indebtedness that we incurred to acquire the management agreement of The Henlopen Fund was rolled into a single loan with the indebtedness that we incurred to acquire the management agreements of the Lindner Funds. The combined indebtedness, which bears interest at U.S. Bank National Association's prime rate as set by U.S. Bank National Association from time to time (6.25% as of July 1, 2005), will mature on September 30, 2010.

     We intend to use approximately $--- million of the net proceeds of this offering to fund all or a portion of the costs of any acquisitions we determine to pursue in the future. We currently have no commitments or agreements and are not involved in any negotiations with respect to any specific acquisitions, and we cannot assure you that we will be able to successfully identify or consummate any such acquisitions. To the extent that we do not use the remaining net proceeds to consummate acquisitions, any remaining net proceeds will be used for working capital and general corporate purposes, including expansion of our business development activities and distribution channels.

     Our management will have significant flexibility in applying our net proceeds from this offering. Pending such decisions, we may invest the net proceeds of this offering in investment-grade instruments and bank deposits.

                                       16

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded over the counter on the OTC Bulletin Board under the trading symbol HNNA.OB. Our common stock began trading on the OTC Bulletin Board on July 15, 2002. We intend to apply to list our common stock on The NASDAQ National Market.

     The following table sets forth the high and low intra-day sales prices for our common stock on the OTC Bulletin Board for the periods indicated. These sale prices have been restated to reflect a 3-for-2 stock split that occurred on March 8, 2005.

                                             PRICE RANGE
                                           ---------------        DIVIDENDS
                                           HIGH        LOW      PAID PER SHARE
                                           ----        ---      --------------


FISCAL YEAR ENDED SEPTEMBER 30, 2003:
  First Quarter                            $7.33      $6.87          -
  Second Quarter                            7.33       7.33          -
  Third Quarter                             8.67       7.33          -
  Fourth Quarter                           10.00       8.00          -

FISCAL YEAR ENDED SEPTEMBER 30, 2004:
  First Quarter                           $14.00      $8.67          -
  Second Quarter                           18.67      12.50          -
  Third Quarter                            17.33      14.67          -
  Fourth Quarter                           17.00      15.67          -

FISCAL YEAR ENDED SEPTEMBER 30, 2005:
  First Quarter                           $24.25      18.00          -
  Second Quarter                           29.75      24.25      $0.10(1)<F12>
  Third Quarter                            29.75      24.25
  Fourth Quarter
    (through July 22, 2005)                27.00      25.50

(1)<F12>    We paid an annual dividend on March 8, 2005 of $0.10 per share.


     On -------, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $--- per share. As of June 16, 2005, there were approximately 540 holders of record of our common stock.

                                DIVIDEND POLICY

     We paid an annual dividend of $0.10 per share on March 8, 2005. Upon the successful completion of this offering, we intend to pay quarterly dividends of $0.025 per share.

     The declaration and payment of dividends to holders of our common stock by us, if any, are subject to the discretion of our board of directors. Our board of directors will take into account such matters as general economic and business conditions, our strategic plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, and such other factors as our board of directors may consider to be relevant.

                                       17

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2005 on an actual basis, and as adjusted to give effect to the issuance and sale of ---- shares of our common stock offered by us hereby, and receipt of our estimated net proceeds from this offering. The as adjusted information in the following table assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional ---- shares of our common stock.

     You should read this table together with "Selected Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial data included elsewhere in this prospectus, including our financial statements and the related notes.

                                                                As of
                                                            March 31, 2005
                                                        -----------------------
                                                        Actual      As Adjusted
                                                        ------      -----------
                                                            (In thousands)
Cash and cash equivalents                              $ 4,858
                                                       -------
                                                       -------

Current portion of long-term debt                      $ 1,129
                                                       -------
                                                       -------

Long-term debt(1)<F13>                                 $ 5,644

Shareholders' equity:
  Adjustable rate preferred stock ($25 stated value, 5,000,000 shares authorized; zero shares issued and outstanding)

  Common stock (no par value, 15,000,000 shares
  authorized: 2,456,963(2)<F14> shares issued and
  outstanding at March 31, 2005; ------ shares
  as adjusted)                                           6,916

  Additional paid-in capital                                45

  Retained earnings                                      5,151
                                                       -------

  Total shareholders' equity                           $12,111
                                                       -------

Total capitalization                                   $17,755
                                                       -------
                                                       -------

(1)<F13> Does not include $6.7 million of long-term debt we incurred on July 1, 2005 in connection with our acquisition of the management agreement for The Henlopen Fund (now know as the Hennessy Cornerstone Growth Fund, Series II).
(2)<F14> Amounts have been restated to reflect a 3-for-2 stock split that occurred on March 8, 2005.

     The number of outstanding shares of our common stock shown in the above table on an actual and as-adjusted basis is based on 2,456,963 shares of our common stock outstanding as of March 31, 2005 and excludes 368,250 shares of our common stock issuable upon the exercise of stock options outstanding as of that date at a weighted average exercise price of approximately $10.24 and 246,553 shares of our common stock reserved for future issuance under our incentive plan.

                                       18

                            SELECTED FINANCIAL DATA

     The following tables set forth selected financial data of Hennessy as of the dates and for the periods indicated. We derived the balance sheet data and the statement of operations data for the fiscal years ended September 30, 2002, 2003 and 2004 from our audited financial statements included elsewhere in this prospectus. The balance sheet data and statement of operations data for the fiscal years ended September 30, 2003 and 2004 were audited by Pisenti & Brinker LLP. The balance sheet data and statement of operations data for the fiscal years ended September 30, 2001 and 2002 were audited by KPMG LLP. The balance sheet data and statement of operations data for the fiscal years ended September 30, 2000 and 2001 have been derived from audited financial statements of Hennessy not included in this prospectus.

     The balance sheet data and statement of operations data for the six months ended March 31, 2004 and March 31, 2005 are derived from unaudited interim financial statements included in this prospectus. The financial statements have been presented on the same basis as the audited financial statements and include all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Operating results for the six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ended September 30, 2005.

     You should read the following selected financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, each of which is included in this prospectus.

                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                YEARS ENDED SEPTEMBER 30,                        MARCH 31,
                                    --------------------------------------------------        ----------------
                                    2000       2001       2002        2003        2004        2004        2005
                                    ----       ----       ----        ----        ----        ----        ----
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
 Investment management fees        $  512     $1,519     $1,999      $4,192      $8,500      $3,910      $4,896
 Shareholder service fees               -          -          -         547       1,014         480         577
 Expert witness fees                  139        150        163           7           -           -           -
 Other                                 12          5        108(1)       41          31          12          39
                                                               <F15>
                                   ------     ------     ------      ------      ------      ------      ------
  Total revenue                       663      1,674      2,270       4,787       9,545       4,402       5,512

Operating expenses:
 Compensation and benefits            321        583        732       1,330       2,017       1,025       1,165
 General and administrative           178        206        409         642         872         451         469

 Mutual fund distribution              47        141        329       1,011       1,850         924         991
 Amortization and depreciation         79        296        300          21          33          13          24

 Commissions and floor
    brokerage                          12          -          -           -           -           -           -
                                   ------     ------     ------      ------      ------      ------      ------
  Total operating expenses            637      1,226      1,770       3,004       4,772       2,413       2,649
                                   ------     ------     ------      ------      ------      ------      ------
Operating income                       26        448        500       1,783       4,773       1,989       2,863
Interest expense                       72        248        177           -         177          14         184
                                   ------     ------     ------      ------      ------      ------      ------
Income (loss) before income tax
 expense                              (46)       200        323       1,783       4,596       1,975       2,679
Income tax expense                      1          1         14         721       1,831         775       1,072
                                   ------     ------     ------      ------      ------      ------      ------
Net income (loss)                  $  (47)    $  199     $  309      $ 1,06      $2,765      $1,200      $1,607
                                   ------     ------     ------      ------      ------      ------      ------
                                   ------     ------     ------      ------      ------      ------      ------
Earnings (loss) per share(2)<F16>
 Basic                             $(0.04)    $  0.1     $ 0.15      $ 0.43      $ 1.13      $ 0.49      $ 0.65
 Diluted                           $(0.04)    $  0.1     $ 0.15      $ 0.43      $ 1.09      $ 0.47      $ 0.63
Cash dividends per share              -            -          -          -            -           -      $ 0.10

(1)<F15>   Includes a $90,214 gain on the re-payment of debt.
(2)<F16> Earnings per common share data have been restated for all periods shown to reflect the 3-for-2 common stock dividend paid on March 8, 2005.

                                      19

                                                             SEPTEMBER 30,                                   MARCH 31,
                                         ------------------------------------------------------          -----------------
                                         2000        2001        2002        2003          2004          2004         2005
                                         ----        ----        ----        ----          ----          ----         ----
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA  (AT PERIOD END):
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets                          $  4,367    $  4,297    $  6,933    $  9,149    $   19,914    $   18,895    $   20,425
Short-term obligations                       -           -           -         528         1,129         1,657         1,129
Long-term debt                           2,311       1,840           -           -         6,208         6,772         5,644
Total liabilities                        4,360       4,091         158       1,312         9,206         9,858         8,314
Total shareholders' equity                   7         206       6,775       7,837        10,708         9,037        12,111

OTHER:
Assets under management               $218,703    $194,301    $373,611    $835,139    $1,222,073    $1,314,064    $1,347,881

                                       20


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

     We derive our operating revenues from management fees and shareholder servicing fees paid to us by the Hennessy Funds. These fees are calculated as a percentage of the average daily net assets in each of our mutual funds and vary from fund to fund. The fees we receive fluctuate with changes in the total net asset value of the assets in our mutual funds, which are affected by our investment performance, our completed acquisitions of management agreements, market conditions and the success of our marketing efforts. Total assets under management were $1.67 billion as of July 1, 2005.

     The assets we manage have grown rapidly as a result of acquisitions of management agreements, fund inflows and market appreciation. The following table illustrates the growth in assets under management since the beginning of fiscal year 2003:


                                                                       ASSETS UNDER MANAGEMENT
                                                               AT EACH QUARTER END IN FISCAL YEAR 2003
                                              ---------------------------------------------------------------------------
                                              12/31/2002          03/31/2003            06/30/2003             09/30/2003
                                              ----------          ----------            ----------             ----------
                                                                            (IN THOUSANDS)
Beginning assets under management              $373,611            $493,678              $497,962               $663,243
Acquisition inflows                                   -                   -                     -                 34,928
Organic inflows                                 144,817              75,874               110,767                 79,619
Redemptions                                     (27,436)            (62,488)              (35,147)               (29,155)
Market appreciation (depreciation)                2,686              (9,102)               89,661                 86,504
                                               --------            --------              --------               --------
Ending assets under management                 $493,678            $497,962              $663,243               $835,139
                                               --------            --------              --------               --------
                                               --------            --------              --------               --------

                                                                        ASSETS UNDER MANAGEMENT
                                                                AT EACH QUARTER END IN FISCAL YEAR 2004
                                              --------------------------------------------------------------------------
                                              12/31/2003         03/31/2004            06/30/2004             09/30/2004
                                              ----------         ----------            ----------             ----------
                                                                            (IN THOUSANDS)
Beginning assets under management            $  835,139          $1,012,903            $1,314,064             $1,284,720
Acquisition inflows                                   -             301,214                     -                      -
Organic inflows                                 117,651             116,299                48,096                 33,306
Redemptions                                     (40,318)           (100,389)              (94,936)               (65,253)
Market appreciation (depreciation)              100,431             (15,963)               17,496                (30,700)
                                             ----------          ----------            ----------             ----------
Ending assets under management               $1,012,903          $1,314,064            $1,284,720             $1,222,073
                                             ----------          ----------            ----------             ----------
                                             ----------          ----------            ----------             ----------


                                       21


                                                          ASSETS UNDER MANAGEMENT
                                                  AT EACH QUARTER END IN FISCAL YEAR 2005
                                            -----------------------------------------------------
                                            12/31/2004           03/31/2005            06/30/2005
                                            ----------           ----------            ----------
                                                               (IN THOUSANDS)
Beginning assets under management            $1,222,073          $1,376,303            $1,347,881
Acquisition inflows                                   -                   -                     -
Organic inflows                                  64,390             107,136                72,672
Redemptions                                     (91,804)           (108,114)              (87,886)
Market appreciation (depreciation)              181,644             (27,444)               40,499
                                             ----------          ----------            ----------
Ending assets under management               $1,376,303          $1,347,881            $1,373,166(1)<F17>
                                             ----------          ----------            ----------
                                             ----------          ----------            ----------



-------------
(1)<F17> Does not include $299 million in assets under management added in connection with the acquisition of The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series II), which was completed on July 1, 2005.

     Historically, we have received operating revenues from providing Mr. Hennessy's services as an expert witness and mediator in securities cases.
Until June 2005, we also provided management services to high net worth investors. However, our business strategy has evolved and we no longer generate any operating revenues from these services.

     A significant portion of our expenses, including employee compensation, are fixed and have historically demonstrated minimal variation. To implement our business strategy, we intend to expand and upgrade our facilities and anticipate increasing our staffing. As a result, we expect our fixed expenses to increase.

     Due to the increases in fixed expenses and dilution of the shareholder base expected in connection with this offering, our earnings per share may decrease in the short-term.

     The principal asset on our balance sheet, management contracts - net of accumulated amortization, represents the capitalized costs incurred in connection with the acquisition of management agreements. As of September 30, 2004, this asset had a net balance of $14.1 million.

     The principal liability on our balance sheet is the long-term bank debt incurred in connection with the acquisition of the management agreements for the Lindner Funds. As of September 30, 2004, this liability, including the current portion of long-term debt, had a balance of $7.3 million. On July 1, 2005, we incurred an additional $6.7 million of long-term debt to finance our acquisition of the management agreement for The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series II). We intend to repay in full this bank debt out of the net proceeds of this offering.

                                       22

RESULTS OF OPERATIONS

     The following table sets forth information about components of our revenue and expense for the periods shown.


                                             YEARS ENDED SEPTEMBER 30,                          SIX MONTHS ENDED MARCH 31,
                            -----------------------------------------------------------   ---------------------------------------
                                   2002                 2003                2004                2004                 2005
                            -------------------  ------------------   -----------------   ------------------    -----------------
                                       PERCENT             PERCENT              PERCENT             PERCENT
                                       OF TOTAL            OF TOTAL            OF TOTAL             OF TOTAL             OF TOTAL
                            AMOUNTS    REVENUE   AMOUNTS   REVENUE    AMOUNTS   REVENUE   AMOUNTS   REVENUE     AMOUNTS  REVENUE
                            -------    -------   -------   --------   -------  --------   -------   --------    -------  --------
                                                                                              (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenue:
  Investment
    management fees          $1,999      88.0%   $4,192      87.6%    $8,500      89.1%   $3,910       88.8%    $4,896     88.8%
  Shareholder service
    fees                          -       -         547      11.4      1,014      10.6       480       10.9        577     10.5
  Expert witness fees           163       7.2         7       0.1          -       -          12       -0.3          -        -
  Other                         108       4.8        41       0.9         31       0.3         -        -           39      0.7
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------
    Total revenue             2,270     100.0%    4,787     100.0%     9,545     100.0%    4,402      100.0      5,512    100.0%
Operating expenses:
  Compensation and
    benefits                    732      32.3     1,330      27.8      2,017      21.1     1,025       23.3      1,165     21.1
  General and
    administrative              409      18.0       642      13.4        872       9.1       451       10.2        469      8.5
  Mutual fund
    distribution                329      14.5     1,011      21.1      1,850      19.4       924       21.0        991     18.0
  Amortization and
    depreciation                300      13.2        21       0.4         33       0.4        13        0.3         24      0.4
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------
      Total operating
        expenses              1,770      78.0     3,004      62.7      4,772      50.0     2,413       54.8      2,649     48.0
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------
Operating income                500      22.0     1,783      37.3      4,773      50.0     1,989       45.2      2,863     52.0
Interest expense                177       7.8         -       -          177       1.9        14        0.3        184      3.4
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------
Income before
  income tax expense            323      14.2     1,783      37.3      4,596      48.1     1,975       44.9      2,679     48.6
Income tax expense               14       0.6       721      15.1      1,831      19.1       775       17.6      1,072     19.4
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------
        Net income           $  309      13.6%   $1,062      22.2%    $2,765      29.0%   $1,200       27.3%    $1,607     29.2%
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------
                             ------      -----   -------     -----    -------    ------   -------     ------    -------   ------



SIX MONTHS ENDED MARCH 31, 2005 COMPARED TO SIX MONTHS ENDED MARCH 31, 2004

     Revenues. Total revenue increased by $1.1 million, or 25.2%, in the six months ended March 31, 2005, from $4.4 million in the prior comparable period, primarily due to fees earned from increased assets under management. Investment management fees increased by $1.0 million, or 25.2%, in the six months ended March 31, 2005, from $3.9 million in the prior comparable period, and shareholder service fees increased by $0.1 million, or 20.2%, in the six months ended March 31, 2005, from $0.5 million in the prior comparable period. These increases resulted from increases in the average daily net assets of our mutual funds, which can differ considerably from net assets of our mutual funds at the end of an accounting period. Net assets in our mutual funds increased by $33.8 million, or 2.6%, as of March 31, 2005, from $1.31 billion as of the end of the prior comparable period. This increase in the net assets of our mutual funds resulted from cash inflows of $253.0 million, redemptions of $360.1 million and market appreciation of $141.0 million. In comparison, from March 31, 2003 to March 31, 2004, cash inflows of our mutual funds were $760.5 million, which included $336.1 million of cash inflows from acquisitions, redemptions were $205.0 million and market appreciation was $260.6 million. Although the amount of redemptions increased by $155.1 million for the one year period ending March 31, 2005 as compared to the one year period ending March 31, 2004, redemptions as a percentage of assets under management decreased from an average of 2.3% per month to 2.0% per month during the same period.

     Operating Expenses. Total operating expenses increased by $0.2 million, or 9.8%, in the six months ended March 31, 2005, from $2.4 million in the prior comparable period. The increase resulted from higher compensation expense, increases in several components of general and administrative expense and mutual fund distribution costs. As a percentage of total revenue, total operating expenses decreased to 48.0% in the six months ended March 31, 2005, from 54.8% in the prior comparable period.

     Employee Compensation and Benefits. Compensation and benefits increased by $0.1 million, or 13.7%, in the six months ended March 31, 2005, from $1.0 million in the prior comparable period. The increase resulted from the addition of a chief compliance officer, salary increases and performance incentives for officers and staff and increased medical insurance premiums. As a percentage of total revenue, compensation and benefits decreased to 21.1% in the six months ended March 31, 2005, from 23.3% in the prior comparable period.

     General and Administrative Expenses. General and administrative expense increased by $0.02 million, or 4.0%, in the six months ended March 31, 2005, from $0.5 million in the prior comparable period, primarily due to increases in business insurance, computer support services and professional fees. As a percentage of total revenue, general and administrative expense decreased to 8.5% in the six months ended March 31, 2005, from 10.2% in the prior comparable period.

     Mutual Fund Distribution Expense. Mutual fund distribution expenses increased by $0.07 million, or 7.3%, in the six months ended March 31, 2005, from $0.9 million in the prior comparable period. As a percentage of total revenue, distribution expenses decreased to 18.0% in the six months ended March 31, 2005, from 21.0% in the prior comparable period. The proportion of assets held through mutual fund supermarkets declined in relation to assets held at other financial institutions primarily as a result of the acquisition of the management agreements for the Lindner Funds in March 2004. Because most of the net assets of the Lindner Funds were not held through mutual fund supermarkets and we do not pay distribution expenses on assets that are not held through mutual fund supermarkets, our distribution expense as a percentage of total revenues declined following our acquisition of the management agreements for the Lindner Funds.

     Amortization and Depreciation Expense. Amortization and depreciation expense increased by $0.01 million, or 76.9%, in the six months ended March 31, 2005, from $0.01 million in the prior comparable period, resulting from amortization of capitalized loan origination costs and purchases of furniture and equipment.

     Interest Expense. We incurred interest expense of $0.2 million in the six months ended March 31, 2005 as a result of the $7.9 million loan that we entered into with U.S. Bank National Association in connection with the acquisition of the management agreements for the Lindner Funds. The prior comparable period included only a half-month of interest charges because the loan agreement only became effective on March 15, 2004. Interest accrues at the prime rate set by U.S. Bank National Association from time to time, which was 5.75% on March 31, 2005.

     Income Taxes. The provision for income taxes increased by $0.3 million, or 38.4%, in the six months ended March 31, 2005, from $0.8 million in the prior comparable period.

     Net Income. Net income increased by $0.4 million, or 33.9%, in the six months ended March 31, 2005, from $1.2 million in the prior comparable period, as a result of the factors discussed above.

                                      24

FISCAL YEAR 2004 COMPARED TO FISCAL YEAR 2003

     Revenues. Total revenue increased by $4.7 million, or 99.4%, in the year ended September 30, 2004, from $4.8 million in the prior fiscal year, primarily due to fees earned from increased assets under management. Assets under management increased primarily from the acquisition of the management agreements for the Lindner Funds in March 2004 and market appreciation. Investment management fees increased by $4.3 million, or 102.8%, in the year ended September 30, 2004, from $4.2 million in the prior fiscal year, and shareholder service fees increased by $0.5 million, or 85.4%, in the year ended September 30, 2004, from $0.5 million in the prior fiscal year. Net assets in our mutual funds increased by $386.9 million, or 46.3%, as of September 30, 2004, from $835.1 million as of the end of the prior fiscal year. This increase in net assets of our mutual funds resulted from cash inflows of $616.6 million, which included $301.2 million of cash inflows from acquisitions, redemptions of $300.9 million and market appreciation of $71.3 million. In comparison, during the prior year ended September 30, 2003, cash inflows of our mutual funds were $446.0 million, which included $34.9 million of cash inflows from acquisitions, redemptions were $154.2 million and market appreciation was $169.7 million. Although the amount of redemptions increased by $146.0 million for the year ended September 30, 2004 as compared to the prior fiscal year, redemptions as a percentage of assets under management decreased from an average of 2.5% per month to 2.2% per month during the same period.

     There were no expert witness fees earned in the year ended September 30, 2004, which was a decrease of $0.07 million from the year ended September 30, 2003. During the year ended September 30, 2004, Mr. Hennessy worked in a limited capacity on our behalf as a securities litigation mediator, devoting the majority of his time to managing our business.

     Operating Expenses. Total operating expenses increased by $1.8 million, or 58.8%, in the year ended September 30, 2004, from $3.0 million in the prior fiscal year. The increase resulted from higher compensation expense, increases in several components of general and administrative expense and mutual fund distribution costs. As a percentage of total revenue, total operating expenses decreased to 50.0% in the year ended September 30, 2004, from 62.7% in the prior fiscal year.

     Employee Compensation and Benefits. Compensation and benefits increased by $0.7 million, or 51.6%, in the year ended September 30, 2004, from $1.3 million in the prior fiscal year. The increase resulted from the addition of a marketing director and chief compliance officer as well as salary increases and performance incentives for officers and staff. As a percentage of total revenue, compensation and benefits decreased to 21.1% in the year ended September 30, 2004, from 27.8% in the prior fiscal year.

     General and Administrative Expenses. General and administrative expense increased by $0.3 million, or 35.9%, in the year ended September 30, 2004, from $0.6 million in the prior fiscal year, due to increases in business promotion activities, marketing programs, participation in industry conferences, insurance costs and office rent. As a percentage of total revenue, general and administrative expense decreased to 9.1% in the year ended September 30, 2004, from 13.4% in the prior fiscal year.

     Mutual Fund Distribution Expense. Mutual fund distribution expenses increased by $0.8 million, or 83.0%, in the year ended September 30, 2004, from $1.0 million in the prior fiscal year. As a percentage of total revenue, distribution expenses decreased to 19.4% in the year ended September 30, 2004, from 21.1% in the prior fiscal year. The value of mutual fund assets held through mutual fund supermarkets, and thus to which distribution expenses relate, increased approximately 12.0% from September 30, 2003 to September 30, 2004. However, total assets under management increased 46.3% during that same period, indicating that the proportion of assets held through mutual fund supermarkets declined in relation to assets held at other financial institutions. Because we do not pay distribution expenses on assets that are not held through mutual fund supermarkets, our distribution expense as a percentage of total revenues declined.

     Amortization and Depreciation Expense. Amortization and depreciation expense increased by $0.01 million, or 57.2%, in the year ended September 30, 2004, from $0.02 million in the prior fiscal year, resulting from amortization of loan acquisition costs and additional purchases of furniture and equipment.

     Interest Expense. We incurred interest expense of $0.2 million in the year ended September 30, 2004 as a result of the $7.9 million loan that we entered into with U.S. Bank National Association at the end of fiscal year 2003 in connection with the acquisition of the management agreements for the Lindner Funds. Interest accrues at the prime rate set by U.S. Bank National Association from time to time, which was 5.0% on November 10, 2004.

                                      25

     Income Taxes. The provision for income taxes increased by $1.1 million, or 153.9%, in the year ended September 30, 2004, from $0.7 million in the prior fiscal year, due to an increase in pre-tax income of $2.8 million.

     Net Income. Net income increased by $1.7 million, or 160.4%, in the year ended September 30, 2004, from $1.1 million in the prior fiscal year, as a result of the factors discussed above.

FISCAL YEAR 2003 COMPARED TO FISCAL YEAR 2002

     Revenue. Total revenue increased by $2.5 million, or 110.9%, in the year ended September 30, 2003, from $2.3 million in the prior fiscal year, primarily due to fees earned from increased assets under management. Assets under management increased primarily from the increased cash inflows and market valuations. Investment management fees increased by $2.2 million, or 109.7%, in the year ended September 30, 2003, from $2.0 million in the prior fiscal year. Shareholder service fees became effective October 1, 2003 and increased our revenues by $0.5 million in the year ended September 30, 2003, constituting 11.4% of our revenues for that year. Net assets in our mutual funds increased by $461.5 million, or 123.5%, as of September 30, 2003, from $373.6 million as of the end of the prior fiscal year. This increase in the net assets of our mutual funds resulted from cash inflows of $446.0 million, which included $34.9 of cash inflows from acquisitions, redemptions of $154.2 million and market appreciation of $169.7 million. In comparison, during the prior year ended September 30, 2002, cash inflows of our mutual funds were $304.8 million, redemptions were $97.0 million and market depreciation was $(27.5) million. Although the amount of redemptions increased by $57.2 million for the year ended September 30, 2003 as compared to the prior fiscal year, redemptions as a percentage of assets under management decreased from an average of 2.9% per month to 2.5% per month during the same period.

     Expert witness fees decreased by $0.16 million, or 95.6%, to $0.07 million in the year ended September 30, 2003, from $0.2 million in the prior fiscal year. During the year ended September 30, 2003, Mr. Hennessy worked in a very limited capacity on our behalf as an expert witness and mediator.

     Operating Expenses. Total operating expenses increased by $1.2 million, or 69.7%, in the year ended September 30, 2003, from $1.8 million in the prior fiscal year. The increase resulted from higher compensation expense and increased benefits, general and administrative expenses and mutual fund distribution costs. As a percentage of total revenue, total operating expenses decreased to 62.7% in the year ended September 30, 2003, from 78.0% in the prior fiscal year.

     Employee Compensation and Benefits. Compensation and benefits increased by $0.6 million, or 81.7%, in the year ended September 30, 2003, from $0.7 million in the fiscal year. The increase resulted from an increase in Mr. Hennessy's compensation under his employment contract, the addition of one employee, staff salary increases, year-end incentive payments and insurance benefit cost increases. As a percentage of total revenue, compensation and benefits decreased to 27.8% in the year ended September 30, 2003, from 32.3% in the prior fiscal year.

     General and Administrative Expenses. General and administrative expense increased by $0.2 million, or 56.8%, to $0.6 million in the year ended September 30, 2003, from $0.4 million in the prior fiscal year, primarily due to increases in advertising, public relations, business insurance, professional service fees, board of directors fees and meeting expenses, shareholder service fees, rent and travel expenses. As a percentage of total revenue, general and administrative expense decreased to 13.4% in the year ended September 30, 2003, from 18.0% in the prior fiscal year.

                                      26

     Mutual Fund Distribution Expenses. Mutual fund distribution expenses increased by $0.7 million, or 207.5%, in the year ended September 30, 2003, from $0.3 million in the prior fiscal year. As a percentage of total revenue, distribution expenses increased to 21.1% in the year ended September 30, 2003, from 14.5% in the prior fiscal year. The value of mutual fund assets held through mutual fund supermarkets, and thus to which distribution expenses related, increased approximately 131.0% from September 30, 2002 to September 30, 2003. Additionally, mutual fund supermarket fee rates charged to us by Charles Schwab, Inc. increased by five basis points in the year ended September 30, 2003.

     Amortization and Depreciation Expense. Amortization and depreciation expense decreased by $0.3 million, or 92.9%, in the year ended September 30, 2003, from $0.3 million in the prior fiscal year, primarily due to the discontinuance of amortization of intangible management agreements acquired as required by the provisions of Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets."

     Interest Expense. We had no interest expense in the year ended September 30, 2003, compared to interest expense of $0.2 million in the year ended September 30, 2002. This decrease was due to payment in full of the notes due Netfolio, Inc. and Firstar Bank, NA in March 2002.

     Income Taxes. The provision for income taxes increased by $0.7 million, or 4953.0%, in the year ended September 30, 2003, from $0.1 million in the prior fiscal year, resulting from an increase in pre-tax income of $1.5 million and an increase in our effective tax rate from 4.4% to 40.4%. The change in effective tax rate was primarily due to the elimination of valuation allowances in the prior fiscal year.

     Net Income. Net income increased by $0.8 million, or 244.0%, in the year ended September 30, 2003, from $0.3 million in the prior fiscal year, primarily as a result of the factors described above.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have and have not had any off-balance sheet arrangements.

LIQUIDITY AND CAPITAL RESOURCES

     We continually review our capital requirements to ensure that we have sufficient funding available to support our growth strategies. Management anticipates that cash and other liquid assets on hand as of March 31, 2005 will be sufficient to meet our short-term capital requirements. To the extent that liquid resources and cash provided by operations are not adequate to meet long-term capital requirements, management plans to raise additional capital through debt or equity markets. There can be no assurance that we will be able to borrow funds or raise additional equity.

     Total assets as of March 31, 2005 were $20.4 million, which was an increase of $0.5 million, or 2.6%, from September 30, 2004. Property and equipment and management agreements acquired totaled $14.2 million as of March 31, 2005. Our remaining assets are very liquid, consisting primarily of cash and receivables derived from mutual fund asset management activities. As of March 31, 2005, we had cash and cash equivalents of $4.9 million.

     Dividend Payments. On March 8, 2005, we paid a cash dividend of $0.10 per common share. The total payment from cash on hand was $0.2 million. Upon the successful completion of this offering, we intend to begin paying dividends on a quarterly basis.

     Our Bank Loan. We have an outstanding bank loan with U.S. Bank National Association. We incurred $7.9 million of indebtedness in connection with acquiring the management agreements for the Lindner Funds and an additional $6.7 million of indebtedness in connection with acquiring the management agreement for The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series
II). The indebtedness we incurred to acquire the management agreement of The Henlopen Fund was rolled into a single loan with the indebtedness we incurred to acquire the management agreements of the Lindner Funds. We currently have $___ million of principal outstanding under our bank loan, which bears interest at U.S. Bank National Association's prime rate as set by U.S. Bank National Association from time to time (6.25% as of July 1, 2005). The loan agreement requires us to make 64 monthly payments in the approximate amount of $0.2 million, plus interest, with the final installment of the then outstanding principal and interest due on September 30, 2010. We intend to retire this loan in full with a portion of the proceeds of this offering.

                                      27

CONTRACTUAL OBLIGATIONS

     We have a contractual obligation to make future payments to U.S. Bank National Association for the bank loan used to finance our acquisitions of the management agreements for the Lindner Funds and The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series II). We also have obligations under the terms of our operating leases for office suites in three locations.

     The following table provides information regarding our contractual obligations as of June 30, 2005:



                                                                      PAYMENTS DUE BY PERIOD
                                           ---------------------------------------------------------------------------
                                                          LESS THAN                                          MORE THAN
                                           TOTAL           1 YEAR         1-3 YEARS        3-5 YEARS          5 YEARS
                                           -----          ---------       ---------        ---------         ---------
                                                                       (IN THOUSANDS)
Long-term debt                             $13,317          $2,010          $4,355            $4,181           $2,771
Operating lease(1)<F18>                    $    23          $   23          $    -            $    -           $    -
Operating lease(2)<F19>                    $ 1,968          $  340          $  806            $  822           $    -
Operating lease(3)<F20>                    $   133          $   39          $   94            $    -           $    -
                                           -------          ------          ------            ------           ------
Total                                      $15,441          $2,412          $5,255            $5,003           $5,052
                                           -------          ------          ------            ------           ------
                                           -------          ------          ------            ------           ------


--------------
(1)<F18> This lease, which expires September 30, 2005, is for our principal executive office located at 750 Grant Avenue, Suite 100, Novato, California 94945.
(2)<F19> This lease, which we expect to commence October 1, 2005, is for the new location of our principal executive office to be located at 7250 Redwood Boulevard, Suite 204, Novato, California 94945. We have one five-year extension available under this lease.
(3)<F20> This lease, which we expect to commence September 1, 2005, is for office space located at One Landmark Square, Suite 424, Stamford, Connecticut 06901.

MARKET RISK

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We have exposure to market risk primarily in the areas of securities pricing and interest rate sensitivity.

     Market Risk - Securities Pricing. There is market risk affecting our revenues due to the potential negative impact that an overall decline in securities markets would have on the prices of securities held in the portfolios of our mutual funds and on their net assets. Our management and shareholder service fees are based on the average value of assets under management, and a general decline in securities market valuations will likely result in lower revenue.

     Management and shareholder service fees were $9.5 million for the fiscal year ended September 30, 2004. Had there been a general securities market decline of 10% in that year, it is likely that our revenues would have declined approximately $0.95 million, excluding consideration of potential reductions resulting from a decline in investments in mutual funds, generally.

     Market Risk - Interest Rate Sensitivity. We are exposed to interest rate risk through the variable interest rate terms of our loan agreement with U.S. Bank National Association. The interest rate on our loan with U.S. Bank National Association is U.S. Bank National Association's prime rate as set by U.S. Bank National Association from time to time. When we entered into the loan agreement in March 2004, the interest rate was 4.0%. As of our fiscal year ended September 30, 2004, the interest rate was 4.75% and as of July 1, 2005, it was 6.25%. Based on the current amount of the loan outstanding, which increased on July 1, 2005 in connection with our acquisition of the management agreement for The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series
II), each 1.0% increase in interest rates would decrease our pretax income by approximately $0.1 million.

CRITICAL ACCOUNTING POLICIES

     In June 2001, the Financial Accounting Standards Board issued FASB Statement No. 142, "Goodwill and Other Intangible Assets." FASB No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No, 17, Intangible Assets. Under FASB Statement No. 142, goodwill and intangible assets that have indefinite useful lives are not amortized, but are tested at least annually for impairment. We consider the management agreements acquired to be intangible assets with an indefinite life. We fully implemented the provisions of FASB Statement No. 142 on October 1, 2002, at which time we ceased amortization of these intangible assets. Impairment analysis is conducted quarterly and coincides with our quarterly and annual financial reporting. Based on our detailed assessment of current fair market value, the value of the management agreements acquired has not been impaired. If future valuations in the marketplace decline significantly, the valuation of management agreements acquired may become impaired and net earnings would be negatively impacted by the resulting impairment adjustment.

                                       28

SUMMARY QUARTERLY FINANCIAL INFORMATION

     Set forth below is summary financial information by quarter for each of our last two fiscal years.


                                                       FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      --------------------------------------------------------------------
                                       FIRST              SECOND               THIRD               FOURTH
                                      QUARTER            QUARTER              QUARTER              QUARTER
                                      -------            -------              -------              -------
                                                                   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue                          $2,011              $2,391              $2,602              $2,541
Net income                             $  525              $  676              $  777              $  787
Per common share:
  Earnings per share
    Basic                              $ 0.21              $ 0.28              $ 0.32              $ 0.32
    Diluted                            $ 0.21              $ 0.27              $ 0.31              $ 0.30

</TABLE

                                                      FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      -------------------------------------------------------------------
                                       FIRST              SECOND               THIRD              FOURTH
                                      QUARTER             QUARTER             QUARTER             QUARTER
                                      -------             -------             -------             -------
                                                                   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue                           $ 955              $1,008              $1,218              $1,606
Net income                              $ 230              $  165              $  285              $  382
Per common share:
  Earnings per share
    Basic                               $0.09              $ 0.07              $ 0.12              $ 0.15
    Diluted                             $0.09              $ 0.07              $ 0.11              $ 0.15


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     On December 30, 2004, we appointed Stonefield Josephson, Inc. as our new independent registered public accounting firm, replacing the independent registered public accounting firm of Pisenti & Brinker LLP. Stonefield Josephson, Inc. has not yet been through an audit cycle with us and has not therefore rendered an opinion on any of the financial statements included in this prospectus.

                                       29

                                    BUSINESS

GENERAL

     Overview. We are a publicly traded investment management firm. Our principal business activity is managing, servicing and marketing our six open-end mutual funds. All of our mutual funds are no-load, meaning investors do not pay any upfront or deferred sales charges. We use quantitative stock selection strategies to manage each of the Hennessy Funds. The net assets of the mutual funds we manage have increased by 856% from $194 million on September 30, 2001 to $1.67 billion as of July 1, 2005, including approximately $299 million in net assets added on July 1, 2005 in connection with the acquisition of the management agreement for The Henlopen Fund, which we renamed the Hennessy Cornerstone Growth Fund, Series II. During this same period, the total number of shareholders in our mutual funds has increased by 845% from 10,629 shareholders on September 30, 2001 to 100,398 shareholders on July 1, 2005. We believe that our broad and diversified shareholder base provides more stability to the amount of assets under management.

     Each of the Hennessy Funds pay fees to us for our management services. Management services include investment research, supervision of investments, conducting investment programs, including evaluation, sale and reinvestment of assets, the placement of orders for purchase and sale of securities, solicitation of brokers to execute transactions and the preparation and distribution of reports and statistical information. Some of our mutual funds also pay fees to us for shareholder services. Shareholder services consists primarily of providing a call center to respond to shareholder inquiries, including inquiries regarding specific mutual fund account and investment information. The fees that we receive for management and shareholder services are based on a percentage of the average daily net asset values of our mutual funds.

     Historically, we have received operating revenues from providing Mr. Hennessy's services as an expert witness and mediator in securities cases.
Also, until June 2005, we provided management services to high net worth investors. However, our business strategy has evolved and we no longer generate any operating revenues from these services.

     Company History. We were founded in 1989 as a California corporation under the name Edward J. Hennessy Incorporated. We initially registered with the appropriate federal, state and self-regulatory organizations as a broker-dealer with a retail business. In addition, we were a member of the National Association of Securities Dealers, serving mainly individual investors, but we terminated this registration in July 2000 and are no longer engaged in the business. In 1990, we registered as an investment advisor. From 1990 to 1996, we provided management services to private clients and limited partnerships utilizing strategies similar to those we use in advising our mutual funds today. In 1996, we launched our first mutual fund, the Hennessy Balanced Fund. We initially managed the Hennessy Balanced Fund through The Hennessy Management Co., L.P., a California limited partnership for which we served as the general partner. As general partner, we performed all of the management functions on behalf of The Hennessy Management Co., L.P. for the Hennessy Balanced Fund.

     In 1998, we launched our second mutual fund, the Hennessy Total Return Fund. We initially managed the Hennessy Total Return Fund through The Hennessy Management Co. 2, L.P., another California limited partnership for which we served as the general partner and as such, performed all of the management functions on behalf of The Hennessy Management Co. 2, L.P. for the Hennessy Total Return Fund.

     In 2000, we began acquiring the rights to manage the assets of additional mutual funds by entering into agreements with the funds' investment advisors to purchase certain assets related to such funds. When we acquire the rights to manage the assets of a mutual fund, we generally either enter into a management agreement covering the mutual fund or reorganize the assets of the mutual fund into one of our existing mutual funds. An attractive acquisition target for us is a retail-oriented, no-load mutual fund with less than $500 million in net assets.

     In June 2000, we completed our first acquisition by entering into a management agreement covering the O'Shaughnessy Cornerstone Growth Fund and O'Shaughnessy Cornerstone Value Fund and changed the names of these funds to the Hennessy Cornerstone Growth Fund and the Hennessy Cornerstone Value Fund. In connection with this acquisition, we obtained an exclusive, perpetual license to use the names and investment strategies of the Cornerstone Growth Fund and Cornerstone Value Fund from Netfolio, Inc. These two mutual funds had approximately $197 million in combined net assets at the time we began managing them.

                                       30

     In May 2002, we completed our initial public offering, raising $5.7 million in a non-underwritten offering at a split-adjusted price of $6.67 and becoming a 1934 Act reporting company as a small-business issuer. At the time of our initial public offering, assets under management were approximately $211 million. In connection with our initial public offering, the limited partners of The Hennessy Management Co., L.P. and The Hennessy Management Co. 2, L.P. agreed to merge these partnerships into us, thereby allowing us to consolidate all of our management activities directly into Hennessy.

     In September 2003, we acquired the management agreement for the SYM Select Growth Fund. In connection with that acquisition, we launched our fifth mutual fund, the Hennessy Focus 30 Fund, into which we reorganized the assets of the SYM Select Growth Fund. At the time of this acquisition, the SYM Fund had approximately $35 million in net assets.

     In March 2004, we acquired the management agreements for five funds managed by Lindner Asset Management, Inc., which we refer to as the Lindner Funds. In connection with this acquisition, the assets of the Lindner Funds were reorganized into four of our existing mutual funds. At the time of this acquisition, the Lindner Funds had approximately $301 million in combined net assets.

     In July 2005, we acquired the management agreement for The Henlopen Fund and changed the name to the Hennessy Cornerstone Growth Fund, Series II. At the time of this acquisition, The Henlopen Fund had approximately $299 million in net assets.

MANAGEMENT AGREEMENTS AND FEES

     We have entered into management agreements covering all of our mutual funds with the registered investment companies or trusts under which our mutual funds are organized. Our registered investment companies or trusts are currently The Hennessy Funds, Inc., The Hennessy Mutual Funds, Inc. and Hennessy Funds Trust. Our management agreements with The Hennessy Funds, Inc. covers the Hennessy Total Return Fund and Hennessy Balanced Fund; our management agreement with The Hennessy Mutual Funds, Inc. covers the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Value Fund and the Hennessy Focus 30 Fund; and our management agreement with Hennessy Funds Trust covers the Hennessy Cornerstone Growth Fund, Series II. Under these agreements, we are responsible for overall investment and management services, subject to the oversight of the applicable board of directors or trustees and according to each mutual fund's particular fundamental investment objectives and policies. The boards of each of The Hennessy Funds, Inc., The Hennessy Mutual Funds, Inc. and Hennessy Funds Trust consist of four individuals, including our chairman of the board, president and chief executive officer, Neil J. Hennessy, and three independent directors or trustees. Under the Investment Company Act of 1940, a majority of the independent directors or trustees must approve the entry into and continuation of our management agreements. The independent directors also have sole responsibility for selecting and nominating other independent directors or trustees.

     We also provide any ordinary clerical and bookkeeping services needed by our mutual funds that are not provided by the funds' custodian, administrator or transfer agent. We fulfill requests for information about our mutual funds or pay the fulfillment expenses that our mutual funds would otherwise incur.

                                       31

     In exchange for all of these services, we receive a management fee from each of our mutual funds, which is based on the amount of each fund's average daily net assets. The annual management fees payable to us by our mutual funds are as follows:

                                                      MANAGEMENT FEE
                                                    (AS A PERCENTAGE OF
                    FUND                               FUND ASSETS)
                    ----                            -------------------

Hennessy Cornerstone Growth Fund                            0.74%
Hennessy Cornerstone Growth Fund, Series II                 0.74%
Hennessy Cornerstone Value Fund                             0.74%
Hennessy Focus 30 Fund                                      0.74%
Hennessy Total Return Fund                                  0.60%
Hennessy Balanced Fund                                      0.60%

     We must waive our management fees for the Hennessy Focus 30 Fund to the extent that total annual fund operating expenses would otherwise exceed 1.45%. If we waive our fees in a particular year, we can request reimbursement for that waiver in subsequent years assuming that reimbursement would not cause total annual fund operating expenses to exceed 1.45%. This expense cap will be effective until it is terminated by the board of directors that oversees the Hennessy Focus 30 Fund.

     We must also waive our management fees for the Hennessy Cornerstone Growth Fund, Series II to the extent that total annual fund operating expenses would otherwise exceed 1.25%. If we waive our fees in a particular year, we can request reimbursement for that waiver in subsequent years assuming that reimbursement would not cause total annual fund operating expenses to exceed 1.25%. This expense cap will be effective until June 2006.

     We have, from time to time, had contractual obligations to waive all or part of our management fees for our funds other than the Hennessy Focus 30 Fund and Hennessy Cornerstone Growth Fund, Series II, but such agreements are now expired. We may still choose to voluntarily waive part of our management fees in order to maintain competitive expense ratios for the funds. We most recently waived part of our management fees for the Total Return Fund for its fiscal year ended June 30, 2003.

     Our management agreements must be renewed every year by a majority of all of the directors or trustees and a majority of all of the disinterested directors or trustees that oversee our mutual funds. Other than not being renewed, there are generally two circumstances that will lead to our management agreements being terminated. First, if we try to assign a management agreement to another advisor, it will automatically terminate. Assignment includes an indirect assignment through a transfer of shares of our common stock deemed to constitute a controlling block. See "Risk Factors - Risks Related to this Offering and Our Common Stock" and "Business - Regulation." Second, if we give written notice of termination of a management agreement to one of our mutual fund companies or if one of our mutual fund companies gives written notice to us of termination of a management agreement, the applicable agreement will terminate 60 days later.

     This offering will result in a deemed assignment of our management agreements. Neil J. Hennessy presently owns 39.4% of our outstanding common stock. He will own ---% of our outstanding common stock upon the effectiveness of this offering, or ---% if the underwriters exercise their over-allotment option in full. If Mr. Hennessy's ownership of our common stock falls below 25% as a result of this offering, then under the Investment Advisors Act of 1940 and the Investment Company Act of 1940, we will be deemed to have experienced a change in control. This change in control will be deemed to constitute an assignment of the management agreements between us and each of our mutual funds that must be approved by the holders of the lesser of a majority of the outstanding shares of each mutual fund, or two-thirds of the shares voted, provided that at least a majority of the outstanding shares are voted. We expect the board of directors or trustees of our mutual funds to recommend that the mutual fund shareholders approve new management agreements with Hennessy covering each of our mutual funds. Each of our mutual funds has scheduled a meeting of its shareholders on ------- 2005, which we anticipate will be prior to completion of this offering. However, we cannot assure you that the requisite vote will be obtained. See "Risk Factors - Risks Related to this Offering and Our Common Stock" for additional information regarding this deemed assignment.

                                       32

SHAREHOLDER SERVICES

     In addition to our management agreements, we also have shareholder service agreements covering the Hennessy Cornerstone Growth Fund, Hennessy Cornerstone Growth Fund, Series II, Hennessy Focus 30 Fund and Hennessy Cornerstone Value Fund. We have provided shareholder services under a shareholder service agreement to the Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund since October 2003, to the Hennessy Focus 30 Fund since June 30, 2005 and to the Hennessy Cornerstone Growth Fund, Series II since July 1, 2005. Under these agreements, we provide administrative support services to these funds, including, among other things, the following:

          o maintaining an "800" number that current fund shareholders may call to ask questions about the funds or their accounts with the funds;

          o assisting shareholders in processing exchange and redemption requests;

          o assisting shareholders in changing dividend options, account designations and addresses;

          o    responding generally to questions of shareholders; and

          o    providing other similar services that the funds may request.

     In exchange for these services, we receive an annual shareholder service fee from each of the above-named funds of 0.10% of the fund's average daily net assets.

12B-1 PLAN

     The Hennessy Total Return Fund and Hennessy Balanced Fund have each adopted a 12b-1 plan. Under Rule 12b-1 of the Investment Company Act of 1940, mutual funds can adopt a plan that allows them to make payments to third parties in connection with the distribution of their shares, including for activities such as advertising, compensation for sales and marketing activities of financial institutions and others such as dealers and distributors, shareholder account servicing, the printing and mailing of prospectuses to other than current shareholders and the printing and mailing of sales literature. Mutual funds with a 12b-1 plan can also employ a distributor for their shares and use 12b-1 fees to pay that distributor for items such as compensation to, and expenses (including overhead and telephone expenses) of, employees of the distributor who engage in or support distribution of the shares of each of these funds, printing of prospectuses and reports for other than current shareholders, advertising and preparation and distribution of sales literature. The 12b-1 plan adopted by the Hennessy Total Return Fund and the Hennessy Balanced Fund allows each fund to make payments of up to 0.25% annually of the average net assets of each fund for the activities described above. The SEC has considered changes to Rule 12b-1 of the Investment Company Act of 1940 and although no specific proposals are currently pending, changes to Rule 12b-1 could restrict our current practices.

CUSTODIAL AND BROKERAGE ARRANGEMENTS

     All shareholder funds are held by third party custodians. Independent brokerage firms execute all trades for our funds, at our direction.

     Currently, we participate in two "soft dollar" arrangements, which means that we receive research reports and real-time electronic research to assist us in trading and managing our mutual funds. Under these soft dollar arrangements, we pay brokerage commissions for securities trades on behalf of a mutual fund that may be higher than the commissions that we would pay through a different brokerage firm, but in exchange we receive research or other services that benefit our mutual funds. The value of the research that we receive under our soft dollar arrangements is approximately $120,000 per year. The SEC is currently examining soft dollar arrangements as they relate to our industry and could restrict our current practices.

                                       33

LICENSE AGREEMENT

     Our ability to use the names and formulaic investment strategies of the funds now known as the Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund are governed by the terms and conditions of a license agreement, dated as of April 10, 2000, with Netfolio, Inc. Under the license agreement, Netfolio, Inc. granted to us a perpetual, paid-up, royalty-free, exclusive license to use certain marks, such as "Strategy Indexing," "Cornerstone Growth" and "Cornerstone Value," as well as the formula investment strategies used by the Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund. All of our advertising, marketing, promotional and other materials incorporating or referring to the marks are subject to the prior written approval of Netfolio, Inc., except that we do not need Netfolio Inc.' s prior written approval to use the marks in a manner that is not substantially unchanged from any prior use by Netfolio, Inc. in its own business or from any prior use by us previously approved by Netfolio, Inc. We can assign the license to another person or entity if the assignee agrees in writing to be bound by the terms of the license agreement. There are no ongoing licensing fees associated with this license agreement and Netfolio, Inc. does not have any contractual rights to terminate the license agreement.

BUSINESS STRATEGY

     Since 1996 when we started our first mutual fund, we have grown to managing $1.67 billion of assets as of July 1, 2005. We intend to continue increasing our profitability and assets under management by implementing the following key strategies.

     Utilizing our branding and marketing campaign for growth. We believe that we can attract investors to our mutual funds by effectively marketing our unique quantitative investment style. We believe that our investment philosophy appeals to investors who want to understand exactly how their investments are managed and who favor statistical analysis and empirical evidence as the basis for investment decisions. We will continue our efforts to make Hennessy a name readily recognizable by investors through frequent print media, radio and television appearances. We use our media appearances to convey to investors that we manage our funds with the discipline and consistency of an index fund by never straying from our strategies. We believe that a straightforward, quantitative approach is easily understood by investors and makes them more likely to recommend us to others by word of mouth. As our brand recognition continues to grow, we believe that our investment philosophy will generate above average organic growth through new investments in our mutual funds.

     Expanding our distribution network to additional mutual fund supermarkets. One of the ways that investors can buy shares of our mutual funds is through mutual fund supermarkets, principally Schwab One Source, Fidelity, TD Waterhouse and Pershing. Mutual fund supermarkets can offer funds of many different investment companies to investors, often without a transaction fee or sales charge to the investor. Instead of charging a fee to investors, mutual fund supermarkets are reimbursed for their services by the applicable fund or that fund's investment advisor. This ability to purchase various mutual funds at no cost in a single location is very attractive to investors. Mutual fund supermarkets have been a significant source of our asset growth. Of the $1.67 billion of assets under management in our mutual funds as of July 1, 2005, approximately 64.1% of those assets came from mutual fund supermarkets. We see continued opportunities to form new relationships with mutual fund supermarkets, thereby enhancing the accessibility of our no-load mutual funds to investors.

     Increasing our current base of investment professionals who utilize no-load mutual funds for their clients. Investment professionals generally have a wide variety of investment products that they can recommend to their clients. A recommendation by an investment professional to a client to buy one of our mutual funds can be very influential to that client. Thus, we believe that expanding our current base of investment professionals who utilize no-load funds for their clients will help us increase the amount of assets that we manage, which will in turn increase our revenues.

     Securing participation in the platforms of national full-service firms that permit their investment professionals to utilize no-load funds for their clients. We will strive to continue developing relationships with national full-service firms that permit their investment professionals to offer no-load funds to their clients as a way to increase the amount of assets that we manage, which will in turn increase our revenues.

                                       34

     Pursuing selective acquisitions. We selectively consider strategic acquisitions of management agreements of additional mutual funds. Through our acquisition strategy, we have added over $635 million of assets under management in three separate acquisitions over the past two years. We believe there are a number of attractive acquisition opportunities from smaller mutual fund managers who are reaching retirement age or whose investment strategy does not lend itself to the economies of scale inherent in our strictly quantitative approach. We have been able to offer lower overall expense ratios to the shareholders of acquired funds as well as improved performance. We believe these factors have resulted in retaining approximately 90% of the assets added to our mutual funds through acquisitions one year after the completion of the acquisition.

     Deliver strong, high quality financial results. We seek to manage our investment management business to the highest regulatory, ethical and business standards while strenuously controlling costs and creating high margins for the Hennessy shareholders. Because we apply quantitative investment strategies, we have been able to rapidly increase assets under management, through both acquisitions and organic growth, while maintaining a small staff.

MARKETING

     We generate all of our operating revenues by providing management and shareholder services to our mutual funds. The revenues that we receive from our mutual funds are based on the amount of average daily net assets in the funds and thus, we can increase our revenues by growing the amount of net assets in the funds. One of the best ways we can grow the assets of our mutual funds is by delivering strong investment performance, which we believe should:

          o result in an increase in the value of existing assets in the funds;

          o encourage more investors to buy shares of our mutual funds and decrease the number of investors who redeem their shares and leave our mutual funds; and

          o motivate current investors to invest additional money in our mutual funds.

     We have developed an aggressive public relations outreach program to target audiences we would otherwise be unable to address. Our public relations outreach program has resulted in Hennessy Funds being mentioned in national print and broadcast media an average of once every three to four days in such vehicles as CNBC, Fox News, The Wall Street Journal, The New York Times, Smart Money, Barron's, Investors Business Daily to name a few.

     We also send sending quarterly information mailings, fund performance updates, news articles pertaining to the funds or commentaries from our portfolio manager, Neil J. Hennessy, to clients and prospective clients, and we exhibit at select investment advisor trade shows throughout the year.

ACQUISITION STRATEGY AND MARKET OPPORTUNITY

     Due to demand for our mutual funds and a large number of mutual funds that are potential acquisition targets, we believe that we are well positioned to experience continued organic growth and growth by acquisition for the foreseeable future. Our scalable business model allows us to increase our profit margins as assets under management grow, since we do not need to add personnel proportional to the increase in assets under management.

     According to the U.S. Census Bureau, the percentage of the U.S. population aged 55 and over will increase from approximately 23% (approximately 67 million individuals) in 2005 to 29% (approximately 97 million) in 2020. As increasing numbers of baby boomers begin or continue to save for retirement, we believe that they will seek investment products such as mutual funds. The U.S. Social Security Administration has established that the average life expectancy for males increased from 62.9 years in 1945 to 74.4 years in 2003. For women, the average life expectancy increased from 68.4 to 79.5 years over the same period. This trend in longer life expectancies means that individuals will need to invest more than they would have needed to in the past to ensure that they do not outlive their retirement savings. We believe our investment philosophy of using quantitative investment management strategies appeals to investors who want a straightforward, quantitative approach that is easily understood. We believe we are well positioned to offer attractive investment products and services to the aging U.S. population.

                                       35

     Together with organic growth, our growth strategy revolves around the acquisition of management agreements. An attractive acquisition target for us is a retail-oriented, no-load mutual fund with less than $500 million in net assets. The overall U.S. market for retail-oriented, no-load mutual funds consists of over 2,400 different funds with net assets ranging from less than $1 million to over $100 billion. Of these 2,400 funds, approximately 70%, or 1,700 funds, meet our acquisition size criteria with less than $500 million in net assets. An active market for the acquisition of mutual fund management agreements has developed in recent years with over 80 such acquisitions having been completed since the beginning of 2000. Additionally, we believe the regulatory burden imposed upon the mutual fund industry has compressed the margins of smaller mutual fund managers, making those managers more receptive to an acquisition. We believe that we are well positioned to benefit from these attractive acquisition trends and from the increasing supply of potential targets.

INVESTMENT STRATEGY

     We manage each of the Hennessy Funds using a quantitative stock selection strategy that we have evaluated and tested over historical periods for hypothetical performance results. We manage our funds according to strict, formulaic investment strategies and do not try to outsmart or time the market. We purchase a portfolio of securities for each of our mutual funds, as dictated by the funds' strategies, and hold those securities for approximately one year. A brief description of each of our mutual funds follows.

     Hennessy Cornerstone Growth Fund (HFCGX). The Hennessy Cornerstone Growth Fund seeks long-term growth of capital by investing primarily in small-cap, growth-oriented companies. This fund screens a universe of stocks with a market capitalization of more than $134 million, a price-to-sales ratio of less than 1.5, higher annual earnings than in the previous year and positive relative strength over the prior three- and six-month periods. From that list, the fund invests in the 50 stocks with the highest stock price appreciation over the past year.

     Hennessy Cornerstone Growth Fund, Series II (formerly known as The Henlopen
Fund) (HENLX). The Hennessy Cornerstone Growth Fund, Series II seeks long-term capital appreciation. This fund utilizes the same investment strategy as the Hennessy Cornerstone Growth Fund but selects its portfolio at a different time of the year, thus creating a substantially different portfolio of stocks.

     Hennessy Cornerstone Value Fund (HFCVX). The Hennessy Cornerstone Value Fund seeks total return, consisting of capital appreciation and current income, by investing in dividend-paying, large-cap companies. This fund screens a universe of stocks to find companies with above average market capitalization, shares outstanding, cash flow and 12-month sales that are at least 50% higher than average. From that list, the fund invests in the 50 stocks with the highest dividend yield, which is calculated as the annual dividends paid by a company divided by the per share price of its stock.

     Hennessy Total Return Fund (HDOGX). The Hennessy Total Return Fund seeks total return, consisting of capital appreciation and current income, and seeks to exceed, in the long run, the returns of the Dow Jones Industrial Average but with lower associated risk. Through the defined strategy of the fund, approximately 75% of its return is based on the 10 highest dividend yielding common stocks of the Dow Jones Industrial Average and the remaining 25% of its return is based on U.S. Treasury securities with a maturity of less than one year. The 10 highest dividend yielding stocks in the Dow Jones Industrial Average are commonly referred to as the "Dogs of the Dow" stocks.

     Hennessy Focus 30 Fund (HFTFX). The Hennessy Focus 30 Fund seeks long-term growth of capital by investing in mid-cap, growth-oriented companies. This fund's strategy is similar to the Cornerstone Growth strategy, but it focuses on domestic, mid-cap companies. This fund screens a universe of U.S. stocks with a market capitalization of between $1 to $10 billion, excluding American Depository Receipts and stocks with a share price of less than $5, to find companies with a price-to-sales ratio of less than 1.5, higher annual earnings than in the previous year and positive stock price appreciation over a three- and six-month period. From that list, the fund invests in the 30 stocks with the highest stock price appreciation over the past year.

                                       36

     Hennessy Balanced Fund (HBFBX). The Hennessy Balanced Fund seeks a combination of capital appreciation and current income by investing in a balance of the Dogs of the Dow stocks and U.S. Treasury securities with a maturity of less than one year.

HISTORICAL FUND INVESTMENT PERFORMANCE

     The following table presents the average annualized returns for each of our mutual funds and the relevant benchmark indices for the one-year, three-year, five-year and since inception periods ended June 30, 2005. Although we did not begin managing the Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund until June 2000, we have included historical performance information for these funds from their inception date of November 1, 1996 because the previous investment manager to these funds managed the funds using the same strategies that we still use today. We have not included information for the Hennessy Cornerstone Growth Fund, Series II because we only began managing the fund on July 1, 2005 and the previous manager did not use the Cornerstone Growth strategy. Returns are presented net of all expenses borne by mutual fund shareholders, but are not net of fees waived or expenses borne by us. The past investment performance of our mutual funds is no guarantee of future performance and all of these mutual funds have experienced negative performance over various time periods in the past and may do so again in the future.

                                                                                              SINCE
                                                                                            INCEPTION
HENNESSY CORNERSTONE GROWTH FUND                        1 YEAR     3 YEARS      5 YEARS    (11/01/96)
--------------------------------                        ------     -------      -------    ----------
 Average Annual Total Return                            15.07%      14.32%       11.89%      16.18%
 S&P 500(1)<F21>(2)<F22>                                 6.32%       8.28%       (2.37%)      8.54%
 Russell 2000 Index(2)<F22>(3)<F23>                      9.45%      12.81%        5.71%       8.98%

                                                                                              SINCE
                                                                                            INCEPTION
HENNESSY CORNERSTONE VALUE FUND                         1 YEAR     3 YEARS      5 YEARS    (11/01/96)
-------------------------------                         ------     -------      -------    ----------
 Average Annual Total Return                             5.83%       6.79%        7.88%       6.89%
 S&P 500(1)<F21>(2)<F22>                                 6.32%       8.28%       (2.37%)      7.93%
 Russell 1000 Index(2)<F22>(4)<F24>                      7.92%       9.19%       (1.89%)      8.19%

                                                                                              SINCE
                                                                                            INCEPTION
HENNESSY TOTAL RETURN FUND                              1 YEAR     3 YEARS      5 YEARS    (07/29/98)
--------------------------                              ------     -------      -------    ----------
 Average Annual Total Return                             3.03%       4.67%        6.15%       3.47%
 S&P 500(1)<F21>(2)<F22>                                 6.32%       8.28%       (2.37%)      2.36%
 Dow Jones Industrial Average(2)<F22>(5)<F25>            0.66%       5.92%        1.69%       4.04%
 90-Day U.S. Treasury Securities(2)<F22>(6)<F26>         2.04%       1.47%        2.49%       3.18%

                                                                                              SINCE
                                                                                            INCEPTION
HENNESSY FOCUS 30 FUND                                  1 YEAR     3 YEARS      5 YEARS    (09/17/03)
----------------------                                  ------     -------      -------    ----------
 Average Annual Total Return                            22.77%        N/A         N/A        19.82%
 S&P 500(1)<F21>(2)<F22>                                 6.32%        N/A         N/A        10.65%
 S&P 400 Mid-cap(2)<F22>(7)<F27>                        14.03%        N/A         N/A        17.38%

                                      37

                                                                                              SINCE
                                                                                            INCEPTION
HENNESSY BALANCED FUND                                  1 YEAR     3 YEARS      5 YEARS    (03/08/96)
----------------------                                  ------     -------      -------    ----------
 Average Annual Total Return                            (0.17%)      1.93%       3.33%        5.03%
 S&P 500(1)<F21>(2)<F22>                                 6.32%       8.28%      (2.37%)       9.35%
 Dow Jones Industrial Average(2)<F22>(5)<F25>            0.66%       5.92%       1.69%        9.04%
 90-Day U.S. Treasury Securities(2)<F22>(6)<F26>         2.04%       1.47%       2.49%        3.71%


(1)<F21> The S&P 500 is the Standard & Poor's Composite Index of 500 stocks, a widely recognized index of common stocks.
(2)<F22>  Reflects no deduction for fees or expenses.
(3)<F23> The Russell 2000 Index is a recognized small-cap index of the 2,000 smallest stocks of the Russell 3000 Index, which is comprised of the 3,000 largest U.S. stocks as determined by total market capitalization.
(4)<F24> The Russell 1000 Index is comprised of large-cap U.S. stocks and is commonly used as a benchmark for U.S. large-cap funds.
(5)<F25> The Dow Jones Industrial Average is an index of common stocks comprised of major industrial companies and assumes reinvestment of dividends.
(6)<F26> We believe 90-day U.S. Treasury securities most closely approximate the treasury securities held by the Total Return Fund and Balanced Fund because the Total Return Fund and Balanced Fund purchase treasury securities having a maturity of less than one year.
(7)<F27> The S&P 400 Mid-Cap Index is a widely recognized index of common stocks.

DEVELOPMENT OF NEW INVESTMENT STRATEGIES

     We begin developing new investment strategies by identifying client needs and reviewing asset allocation tables to determine where we can augment our family of mutual funds. Once we identify an attractive market segment, we develop a new investment strategy by screening the appropriate universe of stocks with a set of parameters that we believe identify stocks that will produce higher long-term returns with lower associated risk than their relative indices. We introduce new investment strategies into the marketplace by opening and directly marketing a new mutual fund, by acquiring the management agreement for an existing mutual fund and implementing our new strategy or potentially by changing the investment strategy of one of our existing funds.

COMPETITION

     We face substantial competition in the investment management industry. The investment management industry is characterized by a relatively low cost of entry and by the formation of new investment management entities that may compete directly with us. There are currently more than 8,000 open-end investment companies of every size and type. We compete directly with a large number of global and U.S. investment advisors, commercial banks, brokerage firms, broker-dealers, insurance companies and other financial institutions. These institutions range from small boutique firms to large financial service complexes. We compete on a wide variety of factors, including:

     o    investment performance of our mutual funds;

     o    expense ratio of our mutual funds;

     o    product offerings;

     o    quality of service;

     o    brand recognition; and

     o    business reputation.

     We are considered a small investment management firm. Many competing firms are parts of larger financial services companies and have greater marketing, financial, technical, research and other capabilities. Most larger firms offer a broader range of financial services than we do and compete with us for retail and institutional clients. Nonetheless, we have learned to compete successfully with these firms by creating unique investment strategies and by branding our investment style through public relations and outstanding customer service.

                                       38

     Our mutual funds also face competition, primarily from nationally and regionally distributed funds that offer equivalent financial products with returns equal to or greater than those we offer. The competition for new investors is intense, but we feel that by increasing our mutual funds' distribution channels and continuing to brand our investment style, we can capture portions of the investment business available.

EMPLOYEES

     As of June 1, 2005, we had 12 full-time employees, including two assistant portfolio managers, two sales executives who assist our chief executive officer in marketing activities and a chief compliance officer.

     Because our investment strategies are based on quantitative strategies, we believe that we can increase the funds under management without proportional increases in the number of our employees. However, we do intend to hire five additional employees in the areas of administration, accounting and internal wholesaling.

FACILITIES

     Our principal executive offices are currently located at 750 Grant Avenue, Suite 100, Novato, California 94945, where we occupy approximately 4,200 square feet. The term of our current lease expires on September 30, 2005. Although we have five two-year extensions available under our lease, we have decided to move our principal executives to a new location that offers additional space and intend to let our lease for this space expire.

     Beginning October 1, 2005, our principal executive offices will be located at 7250 Redwood Boulevard, Suite 204, Novato, California 94945, where we will occupy approximately 13,728 square feet and have the right to enjoy all common areas. Our monthly rent will be higher under our new lease than under our current lease. The term of our new lease expires on September 30, 2010. We have one five-year extension available under our new lease.

     Beginning September 1, 2005, we will also have offices at One Landmark Square, Suite 450, Stamford, Connecticut 06901, where we will occupy approximately 1,400 square feet. The term of our new lease expires on August 31, 2008.

REGULATION

     Virtually all aspects of our business are subject to federal and state laws and regulations. These laws and regulations are primarily intended to protect shareholders of registered investment companies and clients of registered investment advisors. We believe that we are in compliance in all material respects with all laws and regulations.

     We are registered as an investment advisor with the Securities and Exchange Commission, or SEC. As a registered investment advisor, we must comply with the requirements of the Investment Advisors Act of 1940 and related SEC regulations. Such requirements relate to, among other things, fiduciary duties to clients, engaging in transactions with clients, maintaining an effective compliance program, solicitation arrangements, conflicts of interest, advertising, limitations on agency cross and principal transactions between an advisor and advisory clients, recordkeeping and reporting requirements, disclosure requirements and general anti-fraud provisions. Our mutual funds are registered with the SEC under the Investment Company Act of 1940. The Investment Company Act of 1940 imposes additional obligations on both the funds and the advisor, including detailed operational requirements. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisors Act and Investment Company Act, ranging from fines and censures to termination of an investment advisor's registration. Our failure to comply with the SEC requirements could have a material adverse effect on us. We believe we are in compliance with SEC requirements.

                                       39

     In response to recent scandals in the financial services industry regarding late trading, market timing and selective disclosure of portfolio information, the U.S. Congress and the various regulatory agencies that supervise our operations are currently considering, or have already adopted, various legislative and regulatory proposals. In addition, we are subject to periodic examination by the SEC under SEC rules and regulations. Finally, the SEC, other regulators and Congress are investigating certain practices in our industry.

     An SEC rule to become effective in January 2006 will significantly change the corporate governance requirements applicable to mutual funds. Mutual funds will be required to have a board of directors with at least 75% independent directors, as well as an independent chairman. In addition, the independent directors will be required to hold quarterly meetings without fund executives. Currently, 75% of the directors of our mutual funds are independent directors. Prior to the effective date of the rule, these independent directors will elect an independent chairman.

     At the end of 2003, the SEC adopted rules requiring investment advisors and investment companies to adopt written compliance programs designed to prevent violations of the federal securities laws. These compliance programs must be reviewed annually for adequacy and effectiveness. Investment advisors and investment companies must also designate a chief compliance officer to implement the compliance policies and procedures and to report directly to the fund's board of directors or trustees.

     The Mutual Fund Reform Act was introduced in Congress in 2004 and if adopted, will, among other things, eliminate asset-based distribution fees or Rule 12b-1 fees for open-end funds. The Mutual Fund Reform Act would also prohibit revenue sharing, which allows a mutual fund company to pay for "shelf space" at brokerage firms or other intermediaries selling mutual funds shares, as well as "soft dollar" arrangements. If these reforms are adopted, it may become more expensive for us to distribute and manage our mutual funds, since mutual fund assets will not be available to defray certain costs.

     We derive most of our operating revenues from management services. Under the Investment Advisors Act, our management agreements covering our mutual funds terminate automatically if assigned. The term "assignment" is broadly defined and includes direct assignments as well as a transfer of a controlling block of our securities. The completion of this offering will result in the transfer of a controlling block of our securities and thus will result in a deemed assignment of our management agreements under such statutes. See "Risk Factors -Risks Relating to this Offering and Our Common Stock." Accordingly, we are seeking approval of new management agreements from the board of directors or trustees of our mutual funds and the shareholders of our mutual funds in connection with this offering.

     Compliance with many of the regulations applicable to us involves a number of risks because regulations are subject to varying interpretations. Regulators make periodic examinations and review annual, monthly and other reports on our operations, track record and financial condition. In the event that we violate or fail to comply with an applicable law or regulation, governmental regulators may institute administrative or judicial proceedings against us that could result in censures, fines, compensation orders, civil penalties, criminal penalties, the issuance of cease-and-desist orders, the deregistration or suspension of our firm, the suspension or disqualification of our officers or employees and other adverse consequences. We have not experienced any such penalties to date. Such violations or non-compliance could also subject us and/or our employees to civil actions by private persons.

LEGAL PROCEEDINGS

     There are no pending or threatened legal proceedings involving us or any of our mutual funds or any of our officers or directors in connection with their services on behalf of us.

                                       40

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our board of directors currently consists of eight members. We intend to add one additional independent director to our board of directors as soon as practicable, increasing the size of our board to nine members. The following table identifies our executive officers and directors and indicates their ages and positions as of the date of this prospectus:

        NAME            AGE                   POSITION(S)
        ----            ---                   -----------

Neil J. Hennessy        49      President, chief executive officer and
                                         chairman of the board

Teresa M. Nilsen        39     Executive vice president, chief financial
                                    officer, secretary and director

Daniel B. Steadman      49       Executive vice president and director

Henry Hansel            56                     Director

Brian A. Hennessy       52                     Director

Daniel G. Libarle       63                     Director

Rodger Offenbach        53                     Director

Thomas L. Seavey        57                     Director

     Set forth below is biographical information for each of our executive officers and directors.

     Neil J. Hennessy has served as chairman of the board, president and chief executive officer of Hennessy since 1989 and as director, president and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 25 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. Mr. Hennessy has served as an expert witness and mediator in matters relating to the securities industry on our behalf since 1989. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.' s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy is the brother of Dr. Brian A. Hennessy. Mr. Hennessy earned a bachelor of business administration from the University of San Diego.

     Teresa M. Nilsen has served as a director, executive vice president, chief financial officer and secretary of Hennessy since 1989, and is currently the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 16 years. Ms. Nilsen earned a bachelor of arts in economics from the University of California, Davis.

     Daniel B. Steadman has served as a director and executive vice president of Hennessy since 2000 and is currently the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 29 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980.

                                       41

     Henry Hansel has served as a director of Hennessy since 2001. He has been president of The Hansel Dealer Group since 1982, which includes seven automobile dealerships. Mr. Hansel has served as a director of the Bank of Petaluma since its organization in 1987. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara.

     Brian A. Hennessy has served as a director of Hennessy since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy has been a self-employed dentist for more than 20 years. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco in 1975. He earned his D.D.S. from the University of the Pacific.

     Daniel G. Libarle has served as a director of Hennessy since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. and has served as a director and chairman of the board of directors for Bank of Petaluma since its organization in 1987. Mr. Libarle is currently a director of Greater Bay Bancorp and serves on Greater Bay Bancorp's audit committee. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University.

     Rodger Offenbach has served as a director of Hennessy since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach has been the owner of Ray's Catering and Marin-Sonoma Picnics since 1973. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma.

     Thomas L. Seavey has served as a director of Hennessy since 2001. For the majority of Mr. Seavey's business career, he has been involved in the sales and marketing of athletic and leisure products, as well as marketing professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University.

COMMITTEES OF THE BOARD

     Our board of directors has established two standing committees: an audit committee and a compensation committee. Members of our committees are elected annually at the regular board meeting held in conjunction with the annual shareholders' meeting. Our board of directors does not have a nominating committee.

COMPENSATION COMMITTEE

     Our compensation committee is composed of Rodger Offenbach, who serves as chairman of the compensation committee, Daniel G. Libarle and Thomas L. Seavey, all of whom are considered independent under the rules adopted by NASDAQ. The compensation committee held three meetings during fiscal year 2004 to review annual performance. This committee has the responsibility of approving the compensation arrangements for our management, including annual bonus and long-term compensation. It also makes recommendations to our board of directors regarding any compensation plans in which our officers and directors are eligible to participate and makes recommendations regarding grants of employee stock options and other stock awards under our incentive plan.

AUDIT COMMITTEE

     Our audit committee is composed of Daniel G. Libarle, who serves as the chairman of the audit committee, Henry Hansel and Thomas L. Seavey, all of whom are considered independent under rules adopted by NASDAQ. Our audit committee met six times during fiscal year 2004. The principal responsibilities of and functions to be performed by our audit committee are established in the audit committee charter, which was adopted in November, 2002. The responsibilities and functions of our audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the annual audit with the auditors.

                                       42

     Our board of directors has determined that Daniel G. Libarle, who has served as chairman of our audit committee since 2001, is also an audit committee financial expert, as defined in the SEC rules and regulations, and is independent as defined by the rules adopted by the SEC and NASDAQ. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma since 1985, and as a member of the audit committee of the board of directors of Greater Bay Bancorp for the past five years.

DIRECTOR COMPENSATION

     Our outside directors receive annual directors' fees of $1,500 for each board meeting they attend and $500 for each meeting of a board committee they attend. In addition, they receive stock options under the Hennessy Advisors, Inc. 2001 Omnibus Plan. Each of our outside directors had received a total of 41,250 stock options through the end of fiscal year 2004. Our inside directors, who also serve as members of our management team, do not receive any compensation for attending board and committee meetings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation for services rendered for each of the fiscal years ended September 30, 2002, 2003 and 2004, by our executive officers, each of whom received total salary and bonus in excess of $100,000 in fiscal year 2004:

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                            ANNUAL COMPENSATION               AWARDS-
                                 ---------------------------------------     SECURITIES
                                                            OTHER ANNUAL     UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL                                         COMPENSATION      OPTIONS        COMPENSATION
      POSITION           YEAR    SALARY ($)    BONUS ($)       ($)             (#)               ($)
 ------------------      ----    ----------    ---------    ------------     ----------      ------------
Neil J. Hennessy         2004     $180,000      $555,356      $    -               -         $8,968(3)<F30>
President and Chief      2003      180,000       223,755           -          11,250          8,968(3)<F30>
Executive Officer        2002      156,500(1)     36,000       4,233(2)       11,250          8,443(4)<F31>
                                         <F28>                     <F29>

Teresa M. Nilsen
Executive Vice
President,               2004      110,000       105,000           -               -          3,750(5)<F32>
Chief Financial
Officer,                 2003       96,000        55,000           -          11,250              -
and Secretary            2002       75,333         2,500           -          11,250              -

Daniel B. Steadman       2004      105,000        90,000           -               -              -
Executive Vice           2003       96,000        50,000           -          11,250              -
President
                         2002       82,000         2,500           -          11,250              -

1)<F28>   Mr. Hennessy waived a portion of his base salary in fiscal year 2002.
2)<F29> Amount payable to Mr. Hennessy under his employment agreement for an automobile allowance.
3)<F30> Amount of premiums payable by us on behalf of Mr. Hennessy for life insurance ($5,828) and disability insurance ($3,140).
4)<F31> Amount of premiums payable by us on behalf of Mr. Hennessy for life insurance ($5,827) and disability insurance ($2,616).
5)<F32> Represents an award granted to Ms. Nilsen on her 15-year employment anniversary with us.

                                       43

OPTION GRANTS AND OPTION EXERCISES IN LAST FISCAL YEAR

     None of our executive officers received any stock option grants or exercised any stock options during the fiscal year ended September 30, 2004. The following table sets forth information about stock options held by our executive officers as of September 30, 2004:

                      AGGREGATED FISCAL YEAR-END OPTION VALUES

                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                     OPTIONS AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)
       NAME             EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
       ----          ------------------------------    -------------------------

Neil J. Hennessy                22,500/0                      $198,750/$0

Teresa M. Nilsen                22,500/0                      $198,750/$0

Daniel B. Steadman              22,500/0                      $198,750/$0

EQUITY INCENTIVE PLANS

     Our sole equity incentive plan is the Hennessy Advisors, Inc. 2001 Omnibus Plan, which was approved by our shareholders in February 2003. The purpose of this plan is to assist us with attracting and retaining highly competent individuals to serve as our employees, consultants, advisors or outside board members.

     Our equity incentive plan is administered by our compensation committee (except that in the case of awards granted to nonemployee directors, our equity incentive plan is administered by our board of directors). Our compensation committee has full authority to interpret and administer the equity incentive plan, to determine those persons eligible to receive awards and to establish the terms and conditions of any awards. The types of awards that can be granted under our equity incentive plan include non-qualified stock options, incentive stock options, stock appreciation rights, performance awards, restricted stock and other share-based awards, whether granted separately or in combination with other awards.

     The compensation committee (or in the case of nonemployee directors, our board of directors) can issue awards for an amount of shares of our common stock representing up to 25% of our outstanding common stock. Accordingly, the amount of shares of our common stock for which the compensation committee can issue awards (or in the case of nonemployee directors, our board of directors) will increase significantly in connection with this offering. To the extent that any shares of our common stock subject to an award are not issued because the award expires without having been exercised, is cancelled, terminated or forfeited, such shares will be available again for grants of awards under our equity incentive plan.

     If any dividend or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock subject to our equity incentive plan, or other similar corporate transaction or event affects our common stock such that an adjustment is appropriate (as determined by our compensation committee) in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under our equity incentive plan, then our compensation committee generally has the authority to, in such manner as it deems equitable, adjust (1) the number and type of shares of common stock subject to our equity incentive plan and which thereafter may be made the subject of awards, (2) the number and type of shares of common stock subject to outstanding awards and (3) the grant, purchase or exercise price with respect to any award, or may make provision for a cash payment to the holder of an outstanding award.

     No award granted under our equity incentive plan may be assigned, sold, transferred or encumbered, other than by will or by the laws of descent and distribution, except that an award recipient may, to the extent allowed by our compensation committee and in a manner specified by our compensation committee or the award agreement, either designate in writing a beneficiary to exercise or transfer an award after his or her death. Each award will be exercisable during the award recipient's lifetime only by such award recipient or, if permissible under applicable law, by his or her guardian or legal representative.

                                       44

     Our board of directors may amend, suspend, discontinue or terminate our equity incentive plan at any time, except that shareholder approval of any amendment to our equity incentive plan must first be obtained if otherwise required by (1) the Internal Revenue Code of 1986, as amended, or any rules thereunder or (2) the listing requirements of any principal securities exchange or market on which our common stock is then traded. Termination of our equity incentive plan will not affect the rights of any award recipients with respect to awards previously granted to them, and all unexpired awards will continue in force after termination except as they may lapse or be terminated by their own terms and conditions. The term of awards granted on or prior to the termination of the equity incentive plan, unless otherwise expressly provided, may extend beyond such date.

     The following table sets forth information regarding our equity incentive plan. All information presented is as of June 30, 2005. We do not have any equity compensation plans that have not been approved by our shareholders.

                                                  NUMBER OF SECURITIES
                                              REMAINING FOR ISSUANCE UNDER
NUMBER OF SECURITIES     WEIGHTED-AVERAGE      EQUITY COMPENSATION PLANS
TO BE ISSUED UPON THE     EXERCISE PRICE         (EXCLUDING SECURITIES
     EXERCISE OF          OF OUTSTANDING         REFLECTED IN THE FIRST
 OUTSTANDING OPTIONS          OPTIONS               COLUMN)(1)<F33>
 -------------------     ----------------     ----------------------------
       368,250                $10.24                    246,553

(1)<F33> The maximum number of shares of common stock that may be issued under our equity incentive plan is 25% of our outstanding common stock, which currently equals 614,803 and we expect will equal ____ after the completion of this offering, assuming that the underwriters' over-allotment is not exercised.

EMPLOYMENT AGREEMENTS

     Neil J. Hennessy entered into an employment agreement relating to his service to us as our chairman of the board of directors, president and chief executive officer and to our mutual funds as their president and portfolio manager, effective as of May 2, 2001. Under the employment agreement, Mr. Hennessy is responsible for overseeing the management of our mutual funds, attracting mutual fund accounts or otherwise generating revenues and supervising all of our officers and employees who report directly to him.

     Since the effective date of the employment agreement, Mr. Hennessy has received an annual base salary of $180,000, which can be increased at the beginning of each calendar year at the sole discretion of our board of directors. In addition to his base compensation, Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profit as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America. He also receives an automobile allowance of $1,250 per month. Mr. Hennessy may participate in any employee benefit program generally available to other senior employees, including any 401(k) or profit sharing plan and other incentive and/or stock option programs.

     If Mr. Hennessy is terminated without cause or resigns for good reason (as such terms are defined in the employment agreement), then he will receive a lump sum payment equal to 75% of the average of all of the bonuses based on our pre-tax profits that Mr. Hennessy has received since May 2, 2001, plus the greater of (1) Mr. Hennessy's base salary for the remainder of the term of the agreement and (2) Mr. Hennessy's base salary for one year.

     If Mr. Hennessy becomes disabled (as defined in the employment agreement), then he will continue to receive his base salary and benefits for the lesser of three months or the time that he begins receiving benefits under a disability insurance policy.

                                       45

     The initial term of the employment agreement expires on May 2, 2006, but the employment agreement renews automatically for successive one-year terms unless either we or Mr. Hennessy provide the other with written notice of intent to terminate at least 60 days before the renewal date. The agreement can only be modified with the consent of our board of directors.

CERTAIN TRANSACTIONS

     There have been no transactions of more than $60,000 between Hennessy and any of our 5% or more shareholders, directors or executive officers during the three years ended September 30, 2004.

                                       46

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table shows information relating to the beneficial ownership of our common stock as of June 30, 2005 and as adjusted to give effect to this offering by (1) each person known to us to be the beneficial owner of more than 5% of our voting stock, (2) the selling shareholders, (3) each of our directors,
(4) each of our executive officers and (5) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed beneficially owned by the person holding such options, and are deemed outstanding for purposes of calculating the percentage ownership of our common stock by that person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

                                                    SHARES OF COMMON                            SHARES OF COMMON STOCK
                                                   STOCK BENEFICIALLY                            BENEFICIALLY OWNED
                                                       OWNED PRIOR                                   AFTER THE
                                                     TO THE OFFERING       SHARES OF              OFFERING(1)<F34>
                                                   ------------------     COMMON STOCK          ----------------------
               NAME AND ADDRESS                    NUMBER     PERCENT       OFFERED             NUMBER         PERCENT
               ----------------                    ------     -------     ------------          ------         -------
Neil J. Hennessy(3)<F36>(4)<F37>(6)<F39>           982,983     39.4%
Brian A. Hennessy(3)<F36>(5)<F38>(7)<F40>          130,500      5.2%
Henry Hansel(3)<F36>(5)<F38>(7)<F40>                78,750      3.1%
Teresa M. Nilsen(3)<F36>(4)<F37>(6)<F39>            64,200      2.6%
Rodger Offenbach(3)<F36>(5)<F38>(7)<F40>            58,305      2.3%
Daniel G. Libarle(3)<F36>(5)<F38>(7)<F40>           48,750      1.9%
Thomas L. Seavey(3)<F36>(5)<F38>(7)<F40>            48,750      1.9%
Daniel B. Steadman(3)<F36>(4)<F37>(6)<F39>          37,650      1.5%
All directors and executive
   officers as a group                           1,449,888     52.4%

(1)<F34>  Assumes no exercise of the underwriters' over-allotment option.
(2)<F35> Assumes exercise of the underwriters' over-allotment option in full, in which case we will sell an additional --- shares.
(3)<F36> The mailing address for this person is c/o Hennessy Advisors, Inc., 750 Grant Avenue, Suite 100, Novato, California 94945.
(4)<F37> The selling shareholder is one of our directors and executive officers. See "Management - Directors and Executive Officers."
(5)<F38> The selling shareholder is one of our directors. See "Management - Directors and Executive Officers."
(6)<F39> Ownership of each shareholder prior to the offering includes options to purchase 33,750 shares of our common stock.
(7)<F40> Ownership of each shareholder prior to the offering includes options to purchase 41,250 shares of our common stock.

                                       47

                          DESCRIPTION OF CAPITAL STOCK

GENERAL OVERVIEW

     Our authorized capital stock consists of 15 million shares of common stock, no par value per share, and five million shares of preferred stock, no par value per share.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time shares of preferred stock in one or more series not to exceed an aggregate of five million shares. Our board of directors may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share on all matters to be voted upon by the shareholders and have cumulative voting rights in the election of directors. Our bylaws provide that if we are listed on the NASDAQ stock market or a national securities exchange, holders of our common stock will no longer have such cumulative voting rights. Subject to preferences to which holders of any preferred stock we may issue may be entitled, holders of our common stock are entitled to receive ratably any dividends declared from time to time by our board of directors out of legally available funds.

     In the event of a liquidation, dissolution, or winding up of Hennessy, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares offered hereby when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Mellon Investor Services LLC. The transfer agent's address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104.

                                       48

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among us, the selling shareholders and the underwriters, the underwriters have agreed severally to purchase from us and the selling shareholders the following number of shares of common stock at the offering price less the underwriting discount set forth on the cover page of this prospectus:

UNDERWRITER                                      NUMBER OF SHARES
-----------                                      ----------------
A.G. Edwards & Sons, Inc.

      Total

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will purchase all such shares of common stock if any of the shares are purchased. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any are taken.

     The underwriters have advised us and the selling shareholders that they propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $--- per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $--- per share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the underwriters.

     Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to ------- additional shares of common stock from us at the offering price, less the underwriting discount set forth on the cover page of this prospectus, solely to cover over-allotments.

     To the extent the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares in the table, and we will be obligated, pursuant to the option, to sell such shares to the underwriters.

     We, our directors, senior executive officers and certain of our shareholders, including the selling shareholders, have agreed, during the 90 days after the date of this prospectus, subject to limited exceptions, we and they will not, without the prior written consent of A.G. Edwards & Sons, Inc., directly or indirectly, issue, sell, offer, agree to sell, grant any option or contract for the sale of, pledge, make any short sale of, maintain any short position with respect to, establish or maintain a "put equivalent position" (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934) with respect to, enter into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of common stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any of the economic consequences of ownership, or otherwise dispose of, any shares of our common stock (or any securities convertible into, exercisable for or exchangeable for our common stock or any interest therein or any capital stock of our subsidiary). These lock-up agreements will cover approximately --- shares of our outstanding common stock in the aggregate.
A.G. Edwards & Sons, Inc. may, in its sole discretion, allow any of these parties to dispose of shares of our common stock or other securities prior to the expiration of the 90-day period. There are, however, no agreements between A.G. Edwards & Sons, Inc. and the parties that would allow them to do so as of the date of this prospectus.

                                       49

     The following table summarizes the discount to be paid to the underwriters by us and the selling shareholders in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                            Total
                                                     -------------------

                                            Per        No         Full
                                           Share    Exercise    Exercise
                                           -----    --------    --------
Underwriting discount paid by us
Underwriting discount paid by the
selling shareholders
     Total

     We will pay all expenses incident to the offering and the sale of shares of our common stock by us and the selling shareholders, other than the underwriting discount and the registration fees under the Securities Act of 1933 directly related to the sale of shares by the selling shareholders, which will be paid by them. We will also pay an additional fee equal to 0.5% of the gross proceeds we receive in the offering (including any exercise of the underwriters' over-allotment option) to A.G. Edwards & Sons, Inc. for financial advisory services. The selling shareholders will also pay additional fees of 0.5% of the gross proceeds they receive in the offering to A.G. Edwards & Sons, Inc. for such services. The advisory fee payable by the selling shareholders will be $----. We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions but including the 0.5% advisory fee payable by us (assuming no exercise of the underwriters' over-allotment option), will be approximately $--- (including approximately $--- of selling shareholder-related expenses we will incur in connection with this offering).

     We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the common stock.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment transactions involve sales by the underwriters of the shares of our common stock in excess of the number of shares the underwriters are obliged to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

     o Syndicate covering transactions involve purchases of the shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the shares of our common stock to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the over-allotment option. If the underwriters sell more shares of our common stock than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

                                         50

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market.

     In connection with this offering, some of the underwriters or their affiliates may engage in passive market making transactions in our common stock on the OTC Bulletin Board immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Rule 103 generally provides that:

     o a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

     o net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is great, and must be discontinued with that limit is reached; and

     o    passive market making bids must be identified as such.

     Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The underwriters are not obligated to engage in any of the transactions described above. If they do engage in any of these transactions, they may discontinue them at any time.

     Our common stock is quoted on the OTC Bulletin Board under the trading symbol "HNNA.OB." We intend to apply for listing on The NASDAQ National Market under the trading symbol "HNNA."

                                       51

                                 LEGAL MATTERS

     The validity of our common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida. Certain matters relating to the offering will be passed upon for the underwriters by Morgan Lewis & Bockius LLP, Los Angeles, California.

                                    EXPERTS

     Our financial statements as of and for the years ended September 30, 2003 and 2004 have been audited by Pisenti & Brinker LLP, an independent registered public accounting firm, as set forth in its report thereon and have been included in this prospectus in reliance on such report, given on the authority of such firm as experts in auditing and accounting.

     The financial statements as of and for the year ended September 30, 2002 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in its report thereon and have been included in this prospectus in reliance on such report, given on the authority of such firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly, current and other reports with the SEC. You may read and copy any reports filed by us with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public on the EDGAR Database on the SEC's website at http://www.sec.gov.

     You may also learn more about us by visiting our website at http://www.hennessyadvisors.com.

                                       52

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE

Reports of Independent Registered Public Accounting Firm                 F-2
  (Pisenti & Brinker LLP)

Reports of Independent Registered Public Accounting Firm (KPMG LLP)      F-3

Statements of Financial Condition as of September 30, 2003
  and 2004, and as of March 31, 2005 (unaudited)                         F-4

Statements of Income for years ended September 30, 2002, 2003, and
  2004, and for the six months ended March 31, 2004 and 2005
  (unaudited)                                                            F-5

Statements of Changes in Shareholders' Equity for the years ended
  September 30, 2002, 2003, and 2004, and for the six months ended
  March 31, 2005 (unaudited)                                             F-6

Statements of Cash Flows for the years ended September 30, 2002,
  2003, and 2004, and for the six months ended March 31, 2004
  and 2005 (unaudited)                                                   F-7

Notes to the Financial Statements                                        F-8

                                      F-1

            Report of Independent Registered Public Accounting Firm
            -------------------------------------------------------

The Board of Directors and Shareholders
Hennessy Advisors, Inc.:

We have audited the accompanying balance sheet of Hennessy Advisors, Inc. (the "Company") as of September 30, 2004 and 2003, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Company's financial position as of September 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pisenti & Brinker LLP

Petaluma, California
November 4, 2004

                                      F-2

            Report of Independent Registered Public Accounting Firm
            -------------------------------------------------------


The Board of Directors and Stockholders
Hennessy Advisors, Inc.:

We have audited the accompanying statements of income, changes in stockholders' equity and cash flows for the year ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for Hennessy Advisors, Inc. for the year ended September 30, 2002, in conformity with U.S. generally accepted accounting principles.

                                             /s/ KPMG LLP

San Francisco, California
November 4, 2002

                                      F-3

                            HENNESSY ADVISORS, INC.
                                 BALANCE SHEETS

                                                                                        September 30,
                                                                                   ------------------------             March 31,
                                                                                   2003                2004                2005
                                                                                   ----                ----                ----
                                                                                                                       (Unaudited)
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                                                 $2,802,117         $ 4,568,323         $ 4,858,135
      Investments in marketable securities, at fair value                            4,372               4,582               4,703
      Investment fee income receivable                                             562,743             831,371             982,771
      Prepaid expenses                                                              36,192              65,004             114,763
      Other current assets                                                               -              24,413               7,977
                                                                                ----------         -----------         -----------
            TOTAL CURRENT ASSETS                                                 3,405,424           5,493,693           5,968,349
                                                                                ----------         -----------         -----------
      Property and equipment, net of accumulated depreciation
        of $73,590; $100,200 and $84,598                                            46,212              88,092              93,225
      Management contracts, net of accumulated amortization
        of $628,627                                                              5,637,943          14,142,520          14,142,520
      Deferred income tax assets                                                    51,000             126,900             126,900
      Other assets                                                                   8,284              62,674              94,387
                                                                                ----------         -----------         -----------
            TOTAL ASSETS                                                        $9,148,863         $19,913,879         $20,425,381
                                                                                ----------         -----------         -----------
                                                                                ----------         -----------         -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accrued liabilities and accounts payable                                  $  633,333         $ 1,416,505         $   900,728
      Income taxes payable                                                               -                 772                   -
      Note payable                                                                 527,912                   -                   -
      Current portion of long-term debt                                                  -           1,128,721           1,128,721
                                                                                ----------         -----------         -----------
            TOTAL CURRENT LIABILITIES                                            1,161,245           2,545,998           2,029,449
                                                                                ----------         -----------         -----------

      Long-term debt                                                                     -           6,207,967           5,643,607
      Deferred income tax liabilities                                              151,000             452,200             640,860
                                                                                ----------         -----------         -----------
            TOTAL LIABILITIES                                                    1,312,245           9,206,165           8,313,916
                                                                                ----------         -----------         -----------

   STOCKHOLDERS' EQUITY:
      Adjustable rate preferred stock, $25 stated value,  5,000,000 shares
        authorized:   zero shares issued and outstanding                                 -                   -                   -
      Common stock, no par value, 22,500,000 shares authorized:
        2,439,213 ; 2,452,713 and 2,456,963 shares issued
        and outstanding                                                          6,788,205           6,881,205           6,915,542
      Additional paid-in capital                                                    24,008              37,098              45,138
      Retained earnings                                                          1,024,405           3,789,411           5,150,785
                                                                                ----------         -----------         -----------
            TOTAL STOCKHOLDERS' EQUITY                                           7,836,618          10,707,714          12,111,465
                                                                                ----------         -----------         -----------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $9,148,863         $19,913,879         $20,425,381
                                                                                ----------         -----------         -----------
                                                                                ----------         -----------         -----------

                  See accompanying notes to financial statements

                                      F-4

                            HENNESSY ADVISORS, INC.
                              STATEMENTS OF INCOME

                                                                   Years Ended September 30,            Six Months Ended March 31,
                                                               ----------------------------------       --------------------------
                                                               2002           2003           2004           2004           2005
                                                               ----           ----           ----           ----           ----
                                                                                                        (Unaudited)    (Unaudited)
REVENUE
   Investment advisory fees                                 $1,998,956     $4,192,176     $8,500,245     $3,910,383     $4,896,450
   Shareholder service fees                                          -        547,297      1,014,467        479,908        576,740
   Expert witness fees                                         162,556          7,150              -              -              -
   Gain on repayment of debt                                    90,214              -              -              -              -
   Other                                                        18,561         40,905         30,477         11,960         38,748
                                                            ----------     ----------     ----------     ----------     ----------
        Total revenue                                        2,270,287      4,787,528      9,545,189      4,402,251      5,511,938

OPERATING EXPENSES
   Compensation and benefits                                   732,500      1,330,645      2,016,895      1,024,797      1,165,319
   General and administrative                                  409,329        641,718        871,804        451,195        469,327
   Mutual fund distribution                                    328,672      1,010,802      1,849,977        923,642        990,736
   Amortization and depreciation                               299,612         21,161         33,274         13,014         23,015
                                                            ----------     ----------     ----------     ----------     ----------
        Total operating expenses                             1,770,113      3,004,326      4,771,950      2,412,648      2,648,397
                                                            ----------     ----------     ----------     ----------     ----------
Operating income                                               500,174      1,783,202      4,773,239      1,989,603      2,863,541

Interest expense                                               177,204              -        177,433         14,371        184,239
                                                            ----------     ----------     ----------     ----------     ----------

Income before income tax expense                               322,970      1,783,202      4,595,806      1,975,232      2,679,302

Income tax expense                                              14,273        721,214      1,830,800        774,953      1,072,253
                                                            ----------     ----------     ----------     ----------     ----------

        Net income                                          $  308,697     $1,061,988     $2,765,006     $1,200,279     $1,607,049
                                                            ----------     ----------     ----------     ----------     ----------
                                                            ----------     ----------     ----------     ----------     ----------

Earnings per share:
   Basic                                                    $     0.15     $     0.43     $     1.13     $     0.49     $     0.65
                                                            ----------     ----------     ----------     ----------     ----------
                                                            ----------     ----------     ----------     ----------     ----------

   Diluted                                                  $     0.15     $     0.43     $     1.09     $     0.47     $     0.63
                                                            ----------     ----------     ----------     ----------     ----------
                                                            ----------     ----------     ----------     ----------     ----------

Weighted average shares outstanding:
   Basic                                                     1,979,517      2,439,213      2,443,604      2,439,213      2,453,629
                                                            ----------     ----------     ----------     ----------     ----------
                                                            ----------     ----------     ----------     ----------     ----------

   Diluted                                                   1,979,517      2,453,537      2,550,839      2,532,938      2,556,834
                                                            ----------     ----------     ----------     ----------     ----------
                                                            ----------     ----------     ----------     ----------     ----------

                 See accompanying notes to financial statements

                                      F-5

                            HENNESSY ADVISORS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 2002, 2003 AND 2004
                      AND SIX MONTHS ENDED MARCH 31, 2005

                                                                                                          Retained
                                              Adjustable                                   Additional     Earnings       Total
                                            Rate Preferred    Common         Common         Paid-in     (Accumulated Stockholders'
                                                Stock         Shares         Stock          Capital       Deficit)       Equity
                                            --------------    ------         ------        ----------   ------------ -------------

Balances as of September 30, 2001              $ 40,000      1,441,020     $  487,840        $24,008     $ (346,280)   $   205,568

Net income for the year
  ended September 30, 2002                            -              -              -              -        308,697        308,697

Issuance of common shares, net of
  offering costs of $354,255                          -        862,083      5,392,965              -              -      5,392,965

Redemption of adjustable rate
  preferred shares                              (40,000)             -              -              -              -        (40,000)

Issuance of common shares as a
  result of the merger with Hennessy
  Management Co, L.P. and Hennessy
  Management Co. 2, L.P.                              -        136,110        907,400              -              -        907,400
                                               --------      ---------     ----------        -------     ----------    -----------
Balances as of September 30, 2002              $      -      2,439,213     $6,788,205        $24,008     $  (37,583)   $ 6,774,630

Net income for the year
  ended September 30, 2003                            -              -              -              -      1,061,988      1,061,988

                                               --------      ---------     ----------        -------     ----------    -----------
Balances as of September 30, 2003              $      -      2,439,213     $6,788,205        $24,008     $1,024,405    $ 7,836,618

Net income for the year
  ended September 30, 2004                            -              -              -              -      2,765,006      2,765,006

Employee stock options exercised                 13,500         93,000              -              -         93,000

Tax benefit of employee stock sales                   -              -              -         13,090              -         13,090

                                               --------      ---------     ----------        -------     ----------    -----------
Balances as of September 30, 2004              $      -      2,452,713     $6,881,205        $37,098     $3,789,411    $10,707,714

Net income for the six months
  ended March 31, 2005                                -              -              -              -      1,607,049      1,607,049

Dividends paid                                        -              -              -              -       (245,675)      (245,675)

Employee stock options exercised                  4,250         34,337              -              -         34,337

Tax benefit of employee stock sales                   -              -              -          8,040              -          8,040

                                               --------      ---------     ----------        -------     ----------    -----------
Balances as of March 31, 2005 (unaudited)      $      -      2,456,963     $6,915,542        $45,138     $5,150,785    $12,111,465
                                               --------      ---------     ----------        -------     ----------    -----------
                                               --------      ---------     ----------        -------     ----------    -----------

                 See accompanying notes to financial statements

                                      F-6

                            HENNESSY ADVISORS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                   Years Ended September 30,            Six Months Ended March 31,
                                                               ----------------------------------       --------------------------
                                                               2002           2003           2004           2004           2005
                                                               ----           ----           ----           ----           ----
                                                                                                        (Unaudited)    (Unaudited)
     Cash flows from operating activities:
   Net income                                              $   308,697     $1,061,988    $ 2,765,006    $ 1,200,279     $1,607,049
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization                           299,612         21,161         33,274         13,014         (9,497)
       Deferred income taxes                                   (19,695)       119,695        225,300         93,607        188,660
       Tax benefit from exercise of employee stock options           -              -         13,090              -          8,040
       Unrealized (gains) losses on marketable securities          619           (467)          (130)          (305)           (89)
       Realized loss on investments in limited partnership       4,019              -              -              -              -
       Gain on repayment of debt                               (90,214)             -              -              -              -
       (Increase) decrease in operating assets:
           Investment fee income receivable                   (103,444)      (332,724)      (268,628)      (351,677)      (151,400)
           Expert witness fees receivable                        2,436         21,745              -              -              -
           Prepaid expenses                                    (21,772)       (14,421)       (28,812)       (34,437)       (49,759)
           Other current assets                                  5,361          7,400        (24,413)             -         16,436
           Other assets                                              -              -              -              -        (37,820)
       Increase (decrease) in operating liabilities:
           Accrued liabilities and accounts payable            (60,370)       508,117        783,171        170,461       (515,775)
           Income taxes payable                                 33,168        (33,168)           772          1,705           (772)
                                                           -----------     ----------    -----------    -----------     ----------
               Net cash provided by operating activities       358,417      1,359,326      3,498,630      1,092,647      1,055,073
                                                           -----------     ----------    -----------    -----------     ----------
Cash flows provided by (used in) investing activities:
   Purchases of property and equipment                         (19,978)       (25,050)       (68,491)       (50,743)       (22,043)
   Disposal of fully depreciated assets                              -              -              -              -         32,512
   Purchases of investments                                       (169)           (75)           (80)           (50)           (32)
   Payments related to acquisition of management contracts     (11,275)      (629,143)    (8,504,577)    (8,140,026)             -
                                                           -----------     ----------    -----------    -----------     ----------
               Net cash provided by (used in)
                 investing activities                          (31,422)      (654,268)    (8,573,148)    (8,190,819)        10,437
                                                           -----------     ----------    -----------    -----------     ----------

Cash flows provided by (used in) financing activities:
   Gross proceeds from issuance of common stock              5,747,220              -              -              -              -
   Offering costs incurred in issuance of common stock        (149,759)             -              -              -              -
   Repayments of amounts due affiliate                            (400)             -              -              -              -
   Liquidation of adjustable rate preferred stock              (40,000)             -              -              -              -
   Repayment of note payable
     and accrued interest to Netfolio                       (1,975,000)             -              -              -              -
   Repayment of note payable to Firstar                     (1,840,159)             -              -              -              -
   Proceeds from long-term debt                                      -              -      7,861,544      7,861,544              -
   Principal payments on note payable                                -              -       (527,912)             -              -
   Principal payments on long-term debt                              -              -       (564,360)             -       (564,360)
   Payment of loan acquisition costs                                 -              -        (21,548)             -              -
   Proceeds from exercise of employee stock options                  -              -         93,000              -         34,337
   Dividend payment                                                  -              -              -              -       (245,675)
                                                           -----------     ----------    -----------    -----------     ----------
               Net cash provided by (used in)
                 financing activities                        1,741,902              -      6,840,724      7,861,544       (775,698)
                                                           -----------     ----------    -----------    -----------     ----------

Net increase in cash and cash equivalents                    2,068,897        705,058      1,766,206        763,372        289,812

Cash and cash equivalents at the beginning of the period        28,162      2,097,059      2,802,117      2,802,117      4,568,323
                                                           -----------     ----------    -----------    -----------     ----------

Cash and cash equivalents at the end of the period         $ 2,097,059     $2,802,117    $ 4,568,323    $ 3,565,489     $4,858,135
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------

Supplemental disclosures of cash flow information:
   Cash paid for:
       Income taxes                                        $       931     $  642,401    $ 1,583,924    $   695,970     $  875,513
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------
       Interest                                            $   177,204     $        -    $   157,629    $         -     $  180,810
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------

   Non-cash investing and financing transactions:
       Common stock issued in connection with
         acquisition of management contracts               $   907,400     $        -    $         -    $         -     $        -
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------
       Management contract acquired with note
         payable to SYM Financial Corporation              $         -     $  527,912    $         -    $         -     $        -
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------
       Loan acquisition costs withheld
         from long-term debt proceeds                      $         -     $        -    $    39,505    $    39,505     $        -
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------
       Loan acquisition costs included
         in accrued liabilities                            $         -     $        -    $         -    $    21,548     $        -
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------
       Acquisition costs of management contracts
         included in accrued liabilities                   $         -     $        -    $         -    $   356,942     $        -
                                                           -----------     ----------    -----------    -----------     ----------
                                                           -----------     ----------    -----------    -----------     ----------

                 See accompanying notes to financial statements

                                      F-7


                            HENNESSY ADVISORS, INC.
                         NOTES TO FINANCIAL STATEMENTS
              Fiscal Years Ended September 30, 2002, 2003 and 2004
                      and Six Months Ended March 31, 2005

(1) Summary of the Organization, Description of Business and Significant Accounting Policies

     (a)  Organization and Description of Business

                    Hennessy Advisors, Inc. (the "Company") was founded on February 1, 1989, as a California corporation under the name Edward J. Hennessy, Incorporated. In 1990, the Company became a registered investment advisor and on April 15, 2001, the Company changed its name to Hennessy Advisors, Inc.

               The operating activities of the Company consist primarily of providing investment management services to five open-end mutual funds (the Hennessy Funds). The Company serves as the investment advisor to the Hennessy Balanced Fund, the Hennessy Total Return Fund, the Hennessy Cornerstone Value Fund, the Hennessy Cornerstone Growth Fund and the Hennessy Focus 30 Fund.

     (b)  Cash and Cash Equivalents

               Cash and cash equivalents include all cash balances and highly liquid investments which are readily convertible into cash.

     (c)  Investments in Marketable Securities

               The Company holds investments in publicly traded mutual funds which are accounted for as trading securities under FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, any unrealized gains and losses on the investments are recognized currently in operations.

               Dividend income is recorded on the ex-dividend date. Purchases and sales of marketable securities are recorded on a trade date basis, and realized gains and losses recognized on sale are determined on a specific identification/average cost basis.

     (d)  Management Contracts Acquired

               The Company was appointed as investment advisor to the Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund concurrent with its acquisition of patented automated investment strategies from Netfolio, Inc. in June 2000.

               The initial management contracts acquired were capitalized at $4,190,840. In February of 2002, the Company recorded $918,675 as the incremental value of management contracts acquired in connection with its mergers with Hennessy Management Co. L.P. and Hennessy Management Co. 2 L.P. Until February 28, 2002, the Hennessy Balanced Fund and Hennessy Total Return Fund were managed by Hennessy Management Co., L.P. and Hennessy Management Co. 2, L.P., respectively, each of which was a California limited partnership. Hennessy Advisors was the general partner of each limited partnership and as general partner, performed all advisory functions on behalf of the partnerships for the funds. In order to consolidate all investment advisory activities directly into Hennessy Advisors, the limited partners of these limited partnerships agreed to merge the partnerships into Hennessy Advisors, subject to the closing of an intial minimum public offering of common stock, which occurred on February 28, 2002. Limited partners received an aggregate of 90,740 shares of common stock and cash of $11,275, in exchange for their partnership interests in the merger, and the Company was appointed advisor to the Balanced and Total Return (formerly Leveraged Dogs) funds.

                                      F-8

               In accordance with FASB Statement No. 142, intangible assets with an indefinite life acquired after June 30, 2001 are not subject to amortization. Accordingly, the Company has not recorded any amortization for the value of the contracts acquired in connection with the mergers of the partnerships.

               On September 18, 2003, the Company was appointed investment advisor to the Hennessy Focus 30 Fund, concurrent with the acquisition of all the assets of the SYM Select Growth Fund, which were immediately merged into the Hennessy Focus 30 Fund.

               On March 11, 2004, Hennessy Advisors, Inc. completed the acquisition of the management contract for the majority of the mutual fund assets managed by Lindner Asset Management, Inc. ("Lindner"), based in Deerfield, Illinois. In conjunction with the Asset Purchase Agreement, the assets of five of Lindner's mutual funds were merged into four of the five Hennessy Funds. The purchase price was equal to 2.625% of those assets valued by the Lindner Funds custodian at closing. The transaction was funded through a credit facility provided by US Bank, St. Louis, Missouri. The loan agreement requires fifty-nine (59) monthly payments in the amount of $94,060 plus interest at the bank's prime rate which may change from time to time (6.0% effective May 3, 2005). The final installment of the then outstanding principal and interest is due March 10, 2009.

               The Company periodically reviews the carrying value of management contracts acquired to determine if any impairment has occurred. Based on a detailed assessment of current fair value and anticipated future cash flows, it is the opinion of the Company's management that there has been no impairment.

               Under FASB Statement No. 142, goodwill and intangible assets that have indefinite useful lives are not amortized but tested at least annually for impairment. The Company considers our mutual fund management contracts to be intangible assets with an indefinite useful life.

     (e)  Property and Equipment

               Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to twelve years.

     (f)  Fair Value of Financial Instruments

               FASB Statement No. 107 requires disclosures regarding the fair value of all financial instruments for financial statement purposes. The estimates presented in these statements are based on information available to management as of March 31, 2005. Accordingly, the fair value presented in financial statements for the year then ended may not be indicative of amounts that could be realized on disposition of the financial instruments. The fair value of receivables, accounts payable and notes payable has been estimated at carrying value due to the short maturity of these instruments. The fair value of management contracts acquired is estimated at the cost of acquisition. The fair value of marketable securities and money market accounts is based on closing net asset values as reported by securities exchanges registered with the Securities and Exchange Commission.

                                      F-9

     (g)  Expert Witness Fees

               The Company has received fees for services provided by the Company's President and staff in mediating, reviewing and consulting on various cases within the securities industry. Such fees were recognized when earned.

     (h)  Income Taxes

               Income taxes are accounted for under the asset and liability method, in accordance with the provisions of FASB Statement No. 109 "Accounting For Income Taxes".

               Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

               A valuation allowance is then established to reduce that deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating losses or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include income that will result from future operations.

               The Company's effective tax rates of 4.4%, 40.4%, 39.8%, 39.2% and 40.0% for the fiscal years ended September 30, 2002, 2003, 2004 and the six months ended March 31, 2005, respectively, differ from the federal statutory rate of 34% primarily due to the effects of state income taxes, except in year 2002, when our valuation allowance declined $108,675.

     (i)  Earnings Per Share

               Basic earnings per share is determined by dividing net earnings by the weighted average number of shares of common stock outstanding, while diluted earnings per share is determined by dividing the weighted average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents.

     (j)  Authorized Common and Preferred Shares

               Authorized common and preferred shares are 15.0 million and 5.0 million shares, respectively.

     (k)  Use of Estimates

               The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                                      F-10

(2)  Investment Advisory Agreements

          Pursuant to investment management agreements (the "Agreements"), the Company provides investment advisory services to the five Hennessy Funds. The Agreements are renewable annually based upon approval by a majority of the Funds' disinterested directors. Additionally, each agreement may be terminated prior to its expiration upon 60 days notice by either the Company or the Fund.

          As provided in the Agreements with the five Hennessy Funds, the Company receives investment advisory fees monthly based on a percentage of the respective Fund's average daily net assets. The Agreements also contain expense limitation provisions whereby the Company has agreed to reimburse certain Funds annually, under certain conditions, an amount equal to all or a portion of its investment advisory fees.

(3)  Property and Equipment

          Property and equipment were comprised of the following at the periods ended:

                                             September 30,            March 31,
                                          ------------------          ---------
                                           2003          2004            2005
                                           ----          ----            ----
                                                                     (Unaudited)
     Leasehold Improvements             $ 43,294      $  80,625       $ 80,625
     Furniture and fixtures                9,664         19,622         19,622
     Equipment                            56,054         69,908         59,439
     Software                             10,790         18,137         18,137
                                         119,802        188,292        177,823
                                        --------      ---------       --------
     Less: accumulated depreciation      (73,590)      (100,200)       (84,598)
                                        --------      ---------       --------
                                        $ 46,212      $  88,092       $ 93,225
                                        --------      ---------       --------
                                        --------      ---------       --------

(4)  Notes Payable

          In June of 2000, the Company entered into a borrowing agreement with Firstar Bank, N.A. ("Firstar") in order to finance its acquisition of the patented automated investment trading strategies from Netfolio, Inc. Under terms of the agreement, the Company borrowed $2,310,897, with annual interest charged at the prime rate and due monthly. On March 1, 2002, following the issuance of shares in an initial public offering, the note was repaid in full.

          In June of 2001, the Company became obligated through a subordinated note payable to Netfolio, in the amount of $1,849,709, in connection with the acquisition of certain patented automated investment trading strategies. In March of 2002, the Company entered into an agreement with Netfolio whereby for total consideration of $1,975,000 the subordinated note payable and all accrued and unpaid interest thereon would be considered paid in full. The Company recorded a gain of $90,214 on the repayment of the note, which represented the difference between the consideration paid and $1,849,709 in principal and $215,505 in accrued but unpaid interest, which was outstanding under the terms of the note as of the date of repayment.

          In September of 2003, the Company entered into a borrowing agreement with SYM Financial Corporation ("SYM") in order to finance its acquisition of the assets in the SYM Select Growth Fund. Under terms of the agreement, the Company borrowed $527,912, interest free, with the balance due and payable on September 18, 2004. The note was paid in full in September 2004.

                                      F-11

(5)  Long-term Debt

          On March 11, 2004, Hennessy Advisors, Inc. secured financing from US Bank National Association to acquire the management contracts for certain Lindner funds. The loan agreement requires fifty-nine (59) monthly payments in the amount of $94,060 plus interest at the bank's prime rate as it may change from time to time (6.0% effective May 3, 2005), and is secured by the Company's assets. The final installment of the then outstanding principal and interest is due March 10, 2009. The note maturity schedule is as follows:

                           Year ending September 30:

                           2005           $1,128,721
                           2006           $1,128,720
                           2007           $1,128,720
                           2008           $1,128,720
                           2009           $2,821,807

          In connection with securing the financing, Hennessy Advisors, Inc. incurred loan costs in the amount of $61,052. These costs are included in other assets and are being amortized on a straight-line basis over 60 months. Future amortization expense over the next five years is as follows:

                           Year ending September 30:
                            2005             $12,211
                            2006             $12,211
                            2007             $12,211
                            2008             $12,211
                            2009             $ 5,547

(6)  Convertible Preferred Stock

          In June 2001, all 200,000 shares of the Company's convertible preferred stock, which had no voting rights, were converted into shares of common stock.

(7)  Adjustable Rate Preferred Stock

          On March 25, 2002, all 40,000 shares of adjustable rate preferred stock were redeemed at a price of $1.00 per share. Prior to redemption, holders of adjustable rate preferred stock had no voting rights and were only entitled to those dividends that were declared by the Board of Directors to be adjustable rate preferred dividends.

                                      F-12

(8)  Income Taxes

          The provision for income taxes is comprised of the following for the periods ended:

                            September 30,                      March 31,
                     ----------------------------          ------------------
                     2002        2003        2004          2004          2005
                     ----        ----        ----          ----          ----
                                                       (Unaudited)   (Unaudited)
     Current:
     Federal      $ 18,219    $474,919    $1,263,400     $530,694    $  684,274
        State       15,749     126,600       342,100      150,652       199,319
                  --------    --------    ----------     --------    ----------
                    33,968     601,519     1,605,500      681,346       883,593
                  --------    --------    ----------     --------    ----------

     Deferred:
     Federal       (17,595)     85,895       159,600       73,101       147,188
     State          (2,100)     33,800        65,700       20,506        41,472
                  --------    --------    ----------     --------    ----------
                   (19,695)    119,695       225,300       93,607       188,660
                  --------    --------    ----------     --------    ----------

                  $ 14,273    $721,214    $1,830,800     $774,953    $1,072,253
                  --------    --------    ----------     --------    ----------
                  --------    --------    ----------     --------    ----------

          The principal reasons for differences from the federal statutory rate of 34% are as follows:

                                                           September 30,                           March 31,
                                                 ---------------------------------           --------------------
                                                 2002           2003          2004            2004           2005
                                                 ----           ----          ----            ----           ----
                                                                                          (Unaudited)    (Unaudited)
     Tax provision at statutory rate           $109,810       $606,289     $1,562,574       $671,579     $  910,963
     State taxes, net of federal benefit          9,008        105,864        269,148        103,374        161,290
     Decrease in valuation allowance           (108,675)             -              -              -              -
     Permanent differences                            -          2,625         (5,792)             -              -
     Other                                        4,130          6,436          4,870              -              -
                                               --------       --------     ----------       --------     ----------
     Income tax provision                      $ 14,273       $721,214     $1,830,800       $774,953     $1,072,253
                                               --------       --------     ----------       --------     ----------
                                               --------       --------     ----------       --------     ----------

                                      F-13

          The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below for the periods ended:

                                              September 30,
                                           ------------------       March 31,
                                           2003          2004          2005
                                           ----          ----          ----
                                                                   (Unaudited)
     Deferred tax assets:
     Accrued compensation                $   8,000    $  11,500     $  11,500
     State taxes                            43,000      115,400       115,400
                                         ---------    ---------     ---------
     Total deferred tax assets              51,000      126,900       126,900
                                         ---------    ---------     ---------

     Deferred tax liabilities:
     Property and equipment                      -         (900)         (900)
     Management contracts                 (151,000)    (451,300)     (639,960)
                                         ---------    ---------     ---------
     Total deferred tax liabilities       (151,000)    (452,200)     (640,860)
                                         ---------    ---------     ---------
     Net deferred tax liabilities        $(100,000)   $(325,300)    $(513,960)
                                         ---------    ---------     ---------
                                         ---------    ---------     ---------

               The components giving rise to the net deferred tax liabilities described above have been included in the accompanying balance sheets as follows for the periods ended:

                                              September 30,
                                           ------------------       March 31,
                                           2003          2004          2005
                                           ----          ----          ----
                                                                   (Unaudited)
     Current assets                      $  51,600    $ 127,800     $ 127,800
     Non-current assets                     11,400       34,100        34,100
     Current liabilities                      (600)        (900)         (900)
     Non-current liabilities              (162,400)    (486,300)     (674,960)
                                         ---------    ---------     ---------
        Net deferred tax liabilities     $(100,000)   $(325,300)    $(513,960)
                                         ---------    ---------     ---------
                                         ---------    ---------     ---------

                                      F-14

(9)  Earnings Per Share

          The weighted average common shares outstanding used in the calculation of basic earnings per share and weighted average common shares outstanding, adjusted for common stock equivalents, used in the computation of diluted earnings per share were as follows for the periods ended:

                                                                                          Six Months Ended
                                                Years Ended September 30,                    March 31,
                                           ----------------------------------           -------------------
                                           2002           2003           2004           2004           2005
                                           ----           ----           ----           ----           ----
                                                                                     (Unaudited)    (Unaudited)
     Weighted average common stock
     outstanding                         1,979,517      2,439,213      2,443,604      2,439,213      2,453,629
     Common stock equivalents:
     Stock options                               -         14,324        107,235         93,725        103,205
                                         ---------      ---------      ---------      ---------      ---------
                                         1,979,517      2,453,537      2,550,839      2,532,938      2,556,834
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

(10) Reclassification of Prior Period's Statements

          Certain items previously reported have been reclassified to conform with the current period's presentation.

(11) Commitments

          The Company leases office space under a single non-cancelable operating lease that covers three suites at 750 Grant Ave. in Novato, California. The initial lease expires September 30, 2005 with five consecutive two-year options available thereafter. Total rent expense for the six months ended March 31, 2005 was $46,950. The minimum future rental commitment under this lease as of March 31, 2005 is $46,950 for the remaining six months of this fiscal year. The minimum future rental commitment is $93,900 per year for the ten year option period.

(12) Stock-Based Compensation

          On May 2, 2001, the Company established an incentive plan (the Plan) providing for the issuance of options, stock appreciation rights, restricted stock, performance awards, and stock loans for the purpose of attracting and retaining executive officers and key employees. The maximum number of shares which may be issued under the Plan is 25% of the outstanding common stock of the Company, subject to adjustment by the compensation committee of the Board of Directors. The 25% limitation shall not invalidate any awards made prior to a decrease in the number of outstanding shares, even though such awards have resulted or may result in shares constituting more than 25% of the outstanding shares being available for issuance under the Plan. Shares available under the Plan which are not awarded in one particular year may be awarded in subsequent years. The compensation committee of the Board of Directors has the authority to determine the awards granted under the Plan, including among other things, the individuals who receive the awards, the times when they receive them, vesting schedules, performance goals, whether an option is an incentive or nonqualified option and the number of shares to be subject to each award. However, no participant may receive options or stock appreciation rights under the Plan for an aggregate of more than 75,000 shares in any calendar year. The exercise price and term of each option or stock appreciation right will be fixed by the compensation committee except that the exercise price for each stock option which is intended to qualify as an incentive stock option must be at least equal to the fair market value of the stock on the date of grant and the term of the option cannot exceed 10 years. In the case of an incentive stock option granted to a 10% shareholder, the exercise price must be at least 110% of the fair market value on the date of grant and cannot exceed five years. Incentive stock options may be granted only within ten years from the date of adoption of the Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. An optionee may, with the consent of the compensation committee, elect to pay for the shares to be received upon exercise of their options in cash or shares of common stock or any combination thereof.

                                      F-15

          As the exercise price of all options granted under the Plan were equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation cost was recognized in net income. Options granted during the fiscal years ended September 30, 2002, 2003 and 2004 were 138,750, 108,750 and 27,000 respectively. Options granted during the six months ended March 31, 2005 were 115,500. The following tables illustrate the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", as amended, to options granted under the stock option plan. Because the estimated value is determined as of the date of grant, the actual value ultimately realized by the employee may be significantly different.

          As required under FASB Statement No. 123 and FASB Statement No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure", the proforma effects of stock-based compensation on net income and earnings per common share have been estimated at the date of grant using the Black-Scholes option pricing model.

          The value of options granted in the fiscal year ended September 30, 2002 was determined at the date of grant by using an options pricing model with an assumed risk-free interest rate of 3.80%, an expected life of 5 years, zero dividends and a volatility factor of 0.0001%:

                                                               Basic    Diluted
                                                Net Income      EPS       EPS
                                                ----------     -----    -------
     For the year ended September 30, 2002
     -------------------------------------
     Net income                                  $308,697      $0.15     $0.15
     Fair value of stock options - net of tax     138,807       0.06      0.06
                                                 --------      -----     -----
     Proforma net income                         $169,890      $0.09     $0.09
                                                 --------      -----     -----
                                                 --------      -----     -----

          The value of options granted in the fiscal year ended September 30, 2003 was determined at the date of grant by using an options pricing model with an assumed risk-free interest rate of 3.24%, an expected life of 5 years, zero dividends and a volatility factor of 0.0001%:

                                                               Basic    Diluted
                                                Net Income      EPS       EPS
                                                ----------     -----    -------
     For the year ended September 30, 2003
     -------------------------------------
     Net income                                $1,061,988      $0.43     $0.43
     Fair value of stock options - net of tax      77,431       0.03      0.03
                                               ----------      -----     -----
     Proforma net income                       $  984,557      $0.40     $0.40
                                               ----------      -----     -----
                                               ----------      -----     -----

               The value of options granted in the fiscal year ended September 30, 2004 was determined at the date of grant by using an options pricing model with an assumed risk-free interest rate of 2.84%, an expected life of 5 years, zero dividends and a volatility factor of 34.68%:

                                      F-16

                                                               Basic    Diluted
                                                Net Income      EPS       EPS
                                                ----------     -----    -------
     For the year ended September 30, 2004
     -------------------------------------
     Net income                                $2,765,006      $1.13     $1.09
     Fair value of stock options - net of tax      56,160       0.02      0.02
                                               ----------      -----     -----
     Proforma net income                       $2,708,846      $1.11     $1.07
                                               ----------      -----     -----
                                               ----------      -----     -----

          The value of options granted during the six months ended March 31, 2004 was determined at the date of grant by using an options pricing model with an assumed risk-free interest rate of 2.84%, an expected life of 5 years, zero dividends and a volatility factor of 0.0001%:

                                                               Basic    Diluted
                                                Net Income      EPS       EPS
                                                ----------     -----    -------
     For the six months ended March 31, 2004
     ---------------------------------------
     Net income                                $1,200,279      $0.49     $0.47
     Fair value of stock options - net of tax      12,825       -         -
                                               ----------      -----     -----
     Proforma net income                       $1,187,454      $0.49     $0.47
                                               ----------      -----     -----
                                               ----------      -----     -----

          The value of options granted during the six months ended March 31, 2005 was determined at the date of grant by using an options pricing model with an assumed risk-free interest rate of 3.44%, an expected life of 5 years, zero dividends and a volatility factor of 23.91%:

                                                               Basic    Diluted
                                                Net Income      EPS       EPS
                                                ----------     -----    -------
     For the six months ended March 31, 2005
     ---------------------------------------
     Net income                                $1,607,049      $0.65     $0.63
     Fair value of stock options - net of tax     321,552       0.13      0.13
                                               ----------      -----     -----
     Proforma net income                       $1,285,497      $0.52     $0.50
                                               ----------      -----     -----
                                               ----------      -----     -----

          The Company continues to account for its stock option plan under the intrinsic value recognition and measurement principles of APB Opinion No. 25 and related interpretations.

          The Company has reserved up to 613,179 options for shares of the Company's common stock, in accordance with terms of the Plan, wherein a maximum of 25% of the outstanding common stock may be issued as stock options. An aggregate of 384,750 options have been granted to certain employees, executive officers, and directors of the Company as of March 31, 2005. These options were fully vested at the date of grant, and have a weighted average exercise price of $10.24 per share. Through March 31, 2005, employees exercised a total of 17,750 options, leaving 367,000 options fully vested and exercisable as of that date.

          A summary of the status of stock options granted is presented in the following table for the fiscal years ended September 30, 2002, 2003 and 2004, and for the six months ended March 31, 2005:

                                      F-17

                                                   Weighted                      Weighted                      Weighted
                                      2002         Average          2003         Average          2004         Average
                                   Number Of       Exercise      Number Of       Exercise      Number Of       Exercise
                                    Options         Price         Options         Price         Options         Price
                                   ---------       --------      ---------       --------      ---------       --------
Outstanding at the
  beginning of the period                 -           -           133,500          $6.67        242,250          $7.27
                                    -------          -----        -------          -----        -------          -----

     Granted                        138,750          $6.67        108,750          $8.00         27,000         $10.69
     Exercised                            -              -              -              -        (13,500)         $6.89
     Forfeited                       (5,250)         $6.67              -              -              -              -
     Expired                              -              -              -              -              -              -

Outstanding at the end
  of the period                     133,500          $6.67        242,250          $7.27        255,750          $7.61
                                    -------          -----        -------          -----        -------          -----

Exercisable at the end
  of the period                     133,500          $6.67        242,250          $7.27        255,750          $7.61
                                    -------          -----        -------          -----        -------          -----

Weighted average fair
  value of options                                   $6.67                         $6.81                         $3.47
                                                     -----                         -----                         -----

                                             Six Months Ended March 31,
                                                     (Unaudited)
                                         -----------------------------------
                                            2005               Weighted Avg.
                                         Number Of                Exercise
                                          Options                  Price
                                         ---------             -------------
Outstanding at the
  beginning of the period                  255,750                  $7.61
                                           -------                  -----

     Granted                               115,500                 $16.00
     Exercised                              (4,250)                 $0.00
     Forfeited                                   -                      -
     Expired                                     -                      -

Outstanding at the end
  of the period                            367,000                 $10.24
                                           -------                 ------

Exercisable at the end
  of the period                            367,000                 $10.24
                                           -------                 ------

Weighted average fair
  value of options                          $10.24
                                           -------

                                      F-18

(13) Initial Public Offering

          On November 29, 2001 the Company filed a Registration Statement on Form SB-2, which provided for the offering of between 450,000 and 900,000 shares of the Company's common stock. As of May 31, 2002, the offering was closed and 574,722 shares had been sold by Hennessy Advisors, Inc., at a price of $10.00 per share.

          The following table sets forth information about the offering and shares sold. Ten percent of all shares sold were supplied from shares owned by Neil J. Hennessy, our Chairman and Chief Executive officer:

                                                                 Amount Sold
                                                                   through
                                     No. of       Aggregate      May 31, 2002
                                     Shares        Offering       At $10.00
                                   Registered       Price         Per share
                                   ----------     ---------      ------------
     Hennessy Advisors, Inc.        900,000       $9,000,000      $5,747,220
     Neil J. Hennessy
                                    100,000       $1,000,000      $  638,580

          Total offering expenses incurred were $354,255, consisting primarily of legal and accounting fees. There were no underwriting discounts or commissions, as shares were offered by officers of the Company.

          The net offering proceeds reflecting shares sold less offering expenses recorded were $5,392,965. Net proceeds of the offering were allocated as follows:

          O    $1,975,000 to repay the note and accrued interest to Netfolio.

          O    $1,840,159 to repay the note to Firstar Bank.

          O $40,000 to redeem the adjustable preferred stock held by the Chairman and Chief Executive Officer, Neil J. Hennessy and his brother, Brian Hennessy, who is a Director of the Company and who owned approximately 5.22% of the common stock before the offering.

          The remaining net proceeds of $1,537,806 were invested in a money market account, to be used for working capital and to finance business growth.

(14) Concentration of Credit Risk

          The Company maintains its cash accounts with two commercial banks
     which, at times,    may exceed federally insured limits.  The amount on
     deposit at March 31, 2005 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $6,000. In addition, total cash and cash equivalents include $4,670,885 held in the First American Prime Obligations Fund which is not federally insured. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

                                      F-19

(15) New Accounting Pronouncements

          In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R "Share-Based Payment", which amended the provisions of FASB Statement No. 123 "Accounting for Stock-Based Compensation." During the first fiscal year that stock options were granted (year ended September 30, 2002) and through the nine months ended June 30, 2005, we have not recorded any compensation expense for stock option grants, as allowed by the intrinsic value recognition and measurement principles of APB Opinion No. 25. Proforma effects on net income and earnings per common share have been estimated and reported using the Black-Scholes option pricing model, as displayed in note #12 above.

          In accordance with the provisions of the new FASB Statement No. 123R, we will begin reporting compensation expense for all stock option grants in our first quarterly report for fiscal year 2006 (quarter ending December 31, 2005). We will use the Black-Scholes option pricing model to determine compensation expense at fair value, as of the grant date.

                                      F-20

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED
 IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY
PERSON TO PROVIDE YOU WITH INFORMATION DIFFERENT
FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON
STOCK MEANS THAT INFORMATION CONTAINED IN THIS
   PROSPECTUS IS CORRECT AFTER THE DATE OF THIS
 PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO
  SELL OR SOLICITATION OF AN OFFER TO BUY THESE
SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER
  WHICH THE OFFER OF SOLICITATION IS UNLAWFUL

          TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary                              1
Risk Factors                                    9
Cautionary Statement Regarding
  Forward-Looking Statements                   15
Use of Proceeds                                16
Price Range of Common Stock                    17
Dividend Policy                                17
Capitalization                                 18
Selected Financial Data                        19
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations                                21
Business                                       30
Management                                     41
Executive Compensation                         43
Principal and Selling Shareholders             47
Description of Capital Stock                   48
Underwriting                                   49
Legal Matters                                  52
Experts                                        52
Where You Can Find More Information            52
Index to Financial Statements                 F-1

            -------- Shares

         [INSERT HENNESSY LOGO]

              Common Stock

               PROSPECTUS

              A.G. EDWARDS

          -------------, 2005

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Hennessy will pay all expenses other than the SEC registration fee for the shares being sold by the selling shareholders, who will pay the SEC registration fee on the shares they are selling. The expenses in connection with the issuance and distribution of the securities being registered are as follows (estimated where noted):

SEC registration fee                                     $ 5,434.21*<F42>
NASD filing fee                                                    **<F43>
Printing and engraving expenses                                    **<F43>
Accounting fees and expenses                                       **<F43>
Legal fees and expenses                                            **<F43>
Transfer agent's fees and expenses                                 **<F43>
Miscellaneous                                                      **<F43>
                                                         ----------
          Total                                          $
                                                         ----------
                                                         ----------

*<F42>  Estimated.
**<F43>  To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Hennessy has authority under Section 317 of the California Corporations Code to indemnify corporate "agents," including directors, officers and employees of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. Hennessy is also authorized under Section 317 to indemnify corporate agents against expenses actually and reasonably incurred by such person in connection with defending or settling derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the board of directors, other than directors involved in such proceeding, by independent legal counsel in a written opinion if such a quorum of directors is not obtainable, by the shareholders by an affirmative vote of a majority of the shares in which a quorum is present other than shareholders to be indemnified, or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct.

     Additionally, under Section 317, Hennessy may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified.

     In accordance with Section 317, Hennessy's Amended and Restated Articles of Incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Additionally, Hennessy's Amended and Restated Bylaws provide that Hennessy has the right to purchase and maintain insurance on behalf of any agent of the corporation, whether or not Hennessy would have the power to indemnify such person against the liability insured against.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, Hennessy has not sold any shares of common stock in transactions that have not been registered under the Securities Act of 1933.

                                      II-1

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT  SCHEDULES

     (a)  Exhibits

          Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

     (b)  Financial Statement Schedules

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issues.

                                      II-2

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on July 26, 2005.

                                HENNESSY ADVISORS, INC.

                                By:/s/Neil J. Hennessy
                                   -----------------------------------------
                                   Neil J. Hennessy, Chief Executive Officer,
                                   President and Chairman of the Board


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Neil
J. Hennessy, Teresa M. Nilsen, and Daniel B. Steadman, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                                      II-3

                         NAME                                    DATE
                         ----                                    ----

/s/Neil J. Hennessy
-----------------------------------------                    July 26, 2005
Neil J. Hennessy, Chief Executive Officer, President,
Chairman of the Board and Director

/s/Teresa M. Nilsen
-----------------------------------------                    July 26, 2005
Teresa M. Nilsen, Chief Financial Officer,
Chief Accounting Officer and Director

/s/Daniel B. Steadman
-----------------------------------------                    July 26, 2005
Daniel B. Steadman, Director

/s/Brian A. Hennessy
-----------------------------------------                    July 26, 2005
Brian A. Hennessy, Director

/s/Daniel G. Libarle
-----------------------------------------                    July 26, 2005
Daniel G. Libarle, Director

/s/Rodger Offenbach
-----------------------------------------                    July 26, 2005
Rodger Offenbach, Director

/s/Thomas L. Seavey
-----------------------------------------                    July 26, 2005
Thomas L. Seavey, Director

/s/Henry Hansel
-----------------------------------------                    July 26, 2005
Henry Hansel, Director

                                      II-4

                                 EXHIBIT INDEX

1.1 Form of Underwriting Agreement between the registrant and A.G. Edwards & Sons, Inc. (4)<F47>

2.1 Asset Purchase Agreement, dated as of September 10, 2003, between the registrant and Lindner Asset Management, Inc., as amended by First Amendment, dated as of January 19, 2004(1)<F44>

2.2 Asset Purchase Agreement, dated as of March 15, 2005, between the registrant and Landis Associates LLC(2)<F45>

2.3 Asset Purchase Agreement, dated as of March 15, 2005, between the registrant and Michael L. Hershey(2)<F45>

3.1       Amended and Restated Articles of Incorporation(3)<F46>

3.2       Amended and Restated Bylaws(3)<F46>

5.1       Opinion on legality

10.1 License Agreement, dated as of April 10, 2000, between Edward J. Hennessy Incorporated and Netfolio, Inc.(3)<F46>

10.2 Management Agreement, dated as of June 30, 2000, between Edward J. Hennessy Incorporated and The Hennessy Mutual Funds, Inc. on behalf of the Cornerstone Growth Fund, Cornerstone Value Fund and Focus
          30 Fund)(3)<F46>

10.3 Restated Investment Advisory Agreement, dated as of February 28, 2002, between the registrant and The Hennessy Funds, Inc. (on behalf of the Total Return Fund)

10.4 Restated Investment Advisory Agreement, dated as of February 28, 2002, between the registrant and The Hennessy Funds, Inc. (on behalf of the Balanced Fund)

10.5 Investment Advisory Agreement, dated as of July 1, 2005, between the registrant and Hennessy Funds Trust (on behalf of the Cornerstone Growth Fund, Series II)

10.6 Servicing Agreement, dated as of October 1, 2002, between the registrant and The Hennessy Mutual Funds, Inc.

10.7 Amendment to Servicing Agreement, dated as of June 30, 2005, between the registrant and The Hennessy Mutual Funds, Inc. with respect to the Focus 30 Fund

10.8 Servicing Agreement, dated as of July 1, 2005, between the registrant and Hennessy Funds Trust

10.9      Hennessy Advisors, Inc. 2001 Omnibus Plan(3)<F46>

10.9(a)   Form of Option Award Agreement(3)<F46>

10.10     Employment Agreement of Neil J. Hennessy(3)<F46>

10.11 Amended and Restated Loan Agreement between the registrant and U.S. Bank National Association, dated July 1, 2005

10.12 Non-Competition Agreement, dated as of March 15, 2005, between the registrant and Michael L. Hershey(2)<F45>

14.1      Code of Ethics, as amended November 3, 2004(1)<F44>

23.1      Consent of Foley & Lardner LLP (included in Exhibit 5.1)

23.2      Consent of KPMG LLP

23.3      Consent of Pisenti & Brinker LLP

(1)<F44> Incorporated by reference from the registrant's Form 8-K filed on December 10, 2004.
(2)<F45> Incorporated by reference from the registrant's Form 10-QSB for the quarter ended March 31, 2005.
(3)<F46> Incorporated by reference from the registrant's Form SB-2 registration statement (SEC File No. 333-66970).
(4)<F47>  To be filed by amendment.


                                       II-5